Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 4, 2014, by and between RCM Acquisition, Inc., a Delaware corporation (the “Purchaser”), and Kforce Inc., a Florida corporation (the “Seller”). Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in Section 1.1.

BACKGROUND

Kforce Healthcare, Inc., a Florida corporation (the “Company”), is engaged in the business of developing, marketing, selling, distributing and providing human capital resources for medical coding, cancer and trauma registries, consulting services for clinical documentation assessment related to improved medical coding accuracies and ICD-10 education and training to hospitals, acute care facilities, and physicians (the “Business”).

The Seller owns, in the aggregate, 100% of the issued and outstanding shares of capital stock of the Company on a fully-diluted basis.

The Parties acknowledge that the Company utilizes, and has utilized, certain assets of the Seller and its Affiliates in its operations (including, e.g., computer hardware, computer software, real property and software licenses), as well as services of the Seller and its Affiliates (including, e.g., accounting, billing and receivables, finance, human resources, information technology, legal, marketing, payroll, tax and treasury) that will not be included in the transaction contemplated hereby or available following Closing, except to the extent included in the Transition Services Agreement (as defined below). The foregoing shall not in any way limit or qualify any of the representations, warranties, covenants and agreements of the Seller hereunder.

The Seller desires to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of the Company (the “Shares”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements in this Agreement set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. As used herein, the term “control” means: (i) the power to vote at least ten percent (10%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an “affiliated group” within the meaning of Section 1504 of the Code, or any similar group filing Tax Returns on an affiliated, consolidated, combined or unitary basis under state, local or non-U.S. Tax Law.

“Agreement” means this Agreement and the Disclosure Schedules to this Agreement, as this Agreement may be amended from time to time.

“AGUB” is defined in Section 8.6.

“Allocation Notice of Objection” is defined in Section 8.6.

“Allocation Review Period” is defined in Section 8.6.

“Allocation Schedule” has the meaning set forth in Section 8.6.

“Arbitrator” has the meaning set forth in Section 2.3(d).

“Articles of Incorporation” means the Articles of Incorporation of the Company, as filed with the Secretary of State of the State of Florida.

“Baseline Net Working Capital” means $8,500,000.

“Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), any bonus plan, retirement plan, deferred compensation plan, incentive compensation plan, profit sharing plan, stock or equity based plan, Code Section 125 cafeteria plan or flexible benefit arrangement, change in control, golden parachute, severance or salary continuation plan, policy, arrangement, agreement or program, and any other plan, policy, arrangement, agreement or program (whether or not subject to the Laws of the United States) providing compensation or benefits of any kind, whether written or oral, informal or formal, to any current or former employee, director, officer or natural person service provider of the Company, any of its Subsidiaries, the Business or any of their respective beneficiaries, dependents or family members, in each case, established, maintained, contributed to or required to be established, maintained or contributed to by or on behalf of the Seller, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or to which the Seller, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates may has any liability or obligation.

“Business” has the meaning set forth in the Background.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in Florida or Illinois are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“Bylaws” means the Bylaws of the Company.

“Cap” is defined in Section 7.2(b).

“Cash” means cash and cash equivalents of the Company and its Subsidiaries, as of the Effective Time, as determined in accordance with GAAP consistently applied.

“Change of Control” shall mean if: (i) any Person acquires directly or indirectly the beneficial ownership of any voting security of the Seller and immediately after such acquisition such Person is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then-outstanding voting securities of the Seller, and replaces the majority of the directors of the Seller with its own nominees; or (ii) consummation of a merger, consolidation, recapitalization, or reorganization of the Seller, other than any such transaction which would result in stockholders or equity holders of the Seller immediately prior to such transaction owning at least 50% or the outstanding securities of the surviving entity in such transaction immediately following such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

“Closing” is defined in Section 6.1.

“Closing Date” is defined in Section 6.1.

“Closing Schedule” is defined in Section 2.3(b).

“COBRA” is defined in Section 3.19(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Section 336(e) Election” is defined in Section 5.7.

“Code Section 338(h)(10) Election” is defined in Section 5.7.

“Company” has the meaning set forth in the Background.

“Company Benefit Plans” is defined in Section 3.19(a).

“Company Intellectual Property” means Company Owned Intellectual Property and Company Non-Owned Intellectual Property.

“Company Non-Owned Intellectual Property” means all non-owned Intellectual Property that is used or under development by, or licensed to, the Company or any of its Subsidiaries or necessary for the operation of Business as currently conducted. For the avoidance of doubt, except for the licenses set forth in Section 3.15(b)(i) of the Disclosure Schedule and as provided in the Transition Services Agreement, Company Non-Owned Intellectual Property shall not be conveyed to the Company or to the Purchaser as a result of the transactions contemplated by this Agreement.

“Company Owned Intellectual Property” means all Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Confidential Information” is defined in Section 5.1(a).

“Constitutive Documents” means the certificate or articles of incorporation or organization, bylaws, operating agreement or similar organizational documents of the Company and each of its Subsidiaries and all amendments thereto.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or legally binding understanding, whether written or oral.

“Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) the portability and nondiscrimination requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code, and (vi) Section 4975 of the Code.

“Copyright” means any copyright (i) licensed from any third party, or (ii) assigned, registered or applied for, and all applications, registrations, and renewals in connection therewith.

“Delivery Date” is defined in Section 2.3(b).

“Disallowed Tax Refund” is defined in Section 8.1(c).

“Disclosure Schedule” means a schedule of exceptions to the representations and warranties of the Seller set forth in Article III, delivered contemporaneously with this Agreement.

“Disputed Matters” is defined in Section 2.3(d).

“Effective Time” is defined in Section 6.1.

“Employment Agreements” is defined in Section 6.2(a)(xv).

“Encumbrances” is defined in Section 3.5.

“Environment” means any and all environmental media, including, but not limited to, ambient air, surface water, ground water, drinking water supply, land surface, subsurface strata, wetlands or sediments.

“Environmental Law” means any and all Laws and Judgments pertaining to or relating to pollution, contamination, cleanup, remediation, protection or restoration of the Environment, or the manufacture, generation, handling, storage, use, emission, discharge, release, transportation, treatment, disposal or remediation of any Hazardous Material and health or exposure of employees in the workplace environment to Hazardous Material, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and any comparable Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Estimated Net Working Capital” is defined in Section 2.3(a).

“Final Net Working Capital” is defined in Section 2.3(d).

“Financial Statements” are defined in Section 3.9(a).

“Fundamental Representations” means, collectively, the representations and warranties set forth in 3.1 (Organization and Standing), 3.2 (Power and Authority; Binding Agreement), 3.5 (Title to Shares), 3.6 (Capitalization), 3.7 (Subsidiaries), 3.17 (Taxes), 3.22 (Transactions with Affiliates), 3.23 (Brokers) 4.1 (Organization and Good Standing), 4.2 (Power and Authority; Binding Agreement), 4.4 (Brokers) and 4.7 (HSR Act Compliance).

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign, including, carriers and fiscal intermediaries and any body exercising any administrative, executive, judicial, legislative, regulatory or taxing authority or power over any Government Sponsored Health Care Program.

“Government Sponsored Health Care Programs” means all health benefit programs that are sponsored by a Governmental Entity, including state Medicaid programs, Medicare, the TRICARE program and Medicare Advantage.

“Hazardous Material” means, whether solid, liquid or gaseous: (i) any substance, chemical or material that is listed, classified, defined, or regulated as a “hazardous substance”, “hazardous waste” or “toxic substance” under any Environmental Law; (ii) any petroleum, petroleum product, waste oil, crude oil and its fractions, asbestos and asbestos-containing material, urea formaldehyde, pesticide, or polychlorinated biphenyl; (iii) any substance or material that is explosive or radioactive; and (iv) any other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Environmental Law.

“Health Care Laws” means applicable Laws relating to or governing health care, insurance fraud or abuse or the licensure, certification, qualification or authority to transact business in connection with medical coding, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark laws (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); the provision of administrative, management or other services related to any Government Sponsored Health Care Programs; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; the Medicare Improvements for Patients and Providers Act of 2008; the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations; and the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152).

“Health Care Permits” is defined in Section 3.27.

“HIPAA” is defined in Section 3.27(g).

“HITECH” is defined in Section 3.27(g).

“HSR” is defined in Section 3.3(b).

“Income Taxes” means Taxes (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Income Tax Return” means any Tax Return for Income Taxes.

“Indebtedness” means, without duplication: (i) all indebtedness for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and reflected as accounts payable or accrued expenses in the Final Net Working Capital), including earn-outs, payments under non-compete agreements and seller notes; (v) all obligations created or arising under any conditional sale or other title retention agreement; (vi) all obligations secured by a Lien; (vii) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (viii) all obligations in respect of bankers’ acceptances or letters of credit; (ix) all obligations of any Person other than the Company or any of its Subsidiaries which are directly or indirectly guaranteed by the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has otherwise assured an obligee against loss; (x) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (ix) above; and (xi) an amount equal to $1,064,603 for the accrual with respect to the ICD-10 training retention bonuses through December 31, 2013.

“Indemnification Deductible” is defined in Section 7.2(c).

“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnifying Party” means the Party obligated to indemnify an Indemnified Party hereunder.

“Insurance Policies” means all property, casualty and liability insurance policies which provide coverage to or for the benefit of or with respect to the Company, any of its Subsidiaries or the Business or any director, manager, officer or employee of the Company, any of its Subsidiaries or the Business in his or her capacity as such.

“Intellectual Property” means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) Confidential Information and trade secrets, including confidential research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, all inventions (whether patentable or not), invention disclosures, databases and data collections, and all documentation evidencing or embodying any of the foregoing, (v) software or computer programs, internet uniform resource locators, domain names, databases, subroutines, user interfaces, URLs, web sites and data collections and all rights therein; (vi) all other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, prototypes, samples, studies, and summaries); (vii) any similar or equivalent rights to any of the foregoing and (viii) licenses and agreements pursuant to which a Person has acquired rights in or to any of the foregoing or licenses or agreements pursuant to which a Person has licensed or transferred the right to use any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order, ruling, injunction, award or decree of, or issued by, any Governmental Entity.

“Knowledge” or any similar phrase or qualification based on knowledge means, (a) with respect to the Seller as to any matter in question, (i) the actual knowledge of SAM! Farrell, Peggy Pricher and Sara Nichols, and (ii) the knowledge that any such person referenced in clause (i) above, would have after reasonable inquiry of persons having supervisory authority over, or otherwise having responsibility for, the subject matter in question and (b) with respect to the Purchaser as to any matter in question, (i) the actual knowledge of Michael DiMarco, Grant Patrick and John Gallagher and (ii) the knowledge that any such person referenced in clause (i) above would have after reasonable inquiry of persons having supervisory authority over, or otherwise having responsibility for, the subject matter in question. “Known” is synonymous with “Knowledge.”

“Law” means any common law, constitution, act, code, statute, law, ordinance, treaty, rule, regulation, requirement, or Judgment of any Governmental Entity.

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration, mediation or audit by or before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity.

“Leased Property” is defined in Section 3.13.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Lien” means any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law.

“Losses” means any liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued or otherwise), losses, damages, Taxes, deficiencies, Judgments, assessments, fines, fees, penalties and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and reasonable expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation). Losses shall not include (i) any punitive or exemplary damages (except to the extent the party seeking indemnification therefor shall have paid, or be liable to pay, such damages to a third party); (ii) any consequential damages (except to the extent the party seeking indemnification therefor shall have paid, or be liable to pay, such damages to a third party), including, but not limited to, lost profits that are consequential damages or lost business opportunities that are consequential damages; provided, however, that any such damages judicially determined under a “clear and convincing standard” shall be included as “Losses” up to a maximum not to exceed the amount of compensatory damages multiplied by two and (iii) amounts with respect to which specific reserves (and not general reserves) have been included in the Final Net Working Capital resulting in a decrease to the Purchase Price.

“Mark” means any trademark, trade name, trade dress, service mark, domain name, logos, brand names, slogans, product names, designs, and any registrations and applications for any of the foregoing.

“Material Adverse Change” means any change, circumstance, development, state of facts, event or effect (i) that, individually or in the aggregate with any other changes, circumstances, developments, state of facts, events or effects, has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets, condition (financial or otherwise), liabilities (contingent or otherwise), results of operations or future prospects of the Company and its Subsidiaries or the Business, or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Seller of the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, in and of themselves, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change: (a) any change relating to the United States economy, financial and securities markets or business conditions in general; (b) national or international political or social conditions, including sequestration, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (c) changes in GAAP; (d) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity; (e) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast (provided that this clause (e) shall not exclude any underlying change, circumstance, development, state of facts, event or effect resulting in such failure or change in forecast); and (f) any adverse change, effect, event, occurrence, state of facts or development described in clause (i) or (ii) above resulting from conditions generally affecting the industry in which the Company and its Subsidiaries participate; provided, further, that, with respect to clauses (a) – (d) and (f) above, such change, circumstance, development, state of facts, event or effect does not (x) primarily relate only to (or have the effect of primarily relating only to) the Company or its Subsidiaries or (y) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industries in which the Company and its Subsidiaries operate.

“Material Contract” is defined in Section 3.14(a).

“Most Recent Balance Sheet” is defined in Section 3.9(a).

“Most Recent Balance Sheet Date” means December 31, 2013.

“Net Working Capital” means the difference, as of the Effective Time, between (i) those current assets that are reflected on a consolidated balance sheet of the Company as presented on Section 1.0 of the Disclosure Schedule and (ii) without duplication (A) those current liabilities that are reflected as liabilities on a consolidated balance sheet of the Company as presented on Section 1.0 of the Disclosure Schedule, and (B) the ICD-10 training retention bonuses accrual, less any amount defined as Indebtedness with regard to the ICD-10 training retention bonuses accrual; in each case, (i) prepared in accordance with GAAP using, to the extent in accordance with GAAP, the same accounts, and accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets and current liabilities as presented on Section 1.0 of the Disclosure Schedule and (ii) excluding any assets or liabilities with respect to Cash, Indebtedness, Seller Transaction Expenses or Income Taxes.

“Non-Company Benefit Plans” is defined in Section 3.19(a).

“Noncompetition Period” is defined in Section 5.5(a).

“Notice of Disagreement” is defined in Section 2.3(d).

“Ordinary Course of Business” means any action taken if: (i) such action is consistent with past practice, events or happenings including as to amount and frequency and is taken in the course of normal day-to-day operations, and (ii) such action complies with Law.

“Participate In” is defined in Section 5.5(a).

“Party” means a party to this Agreement.

“Patent” means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.

“Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA.

“Permit” means any federal, state or local, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise or license.

“Permitted Liens” means the following, to the extent not securing Indebtedness: (i) statutory Liens for Taxes not yet due or payable; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent; and (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Personal Information” is defined in Section 3.27(f).

“Pre-Closing Period” means any taxable period ending on or before the Closing Date, in the case of any Straddle Period for Income Taxes, the portion of such Straddle Period ending at the end of the Closing Date, and in the case of any other Straddle Period, the portion of such Straddle Period ending at the end of the day before the Closing Date.

“Pre-Closing Return” is defined in Section 8.1(a).

“Privacy Policies” “ is defined in Section 3.27(h).

“Pro Forma Company Return” is defined in Section 8.1(a).

“Purchase Price” is defined in Section 2.2.

“Purchase Price Adjustment” is defined in Section 2.3(c).

“Purchaser” has the meaning set forth in the Background.

“Purchaser Indemnifiable Loss” is defined in Section 7.2(a).

“Purchaser Indemnified Party” is defined in Section 7.2(a).

“Purchaser Nonsolicitation Period” is defined in Section 5.5(b).

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Restricted Employees” is defined in Section 5.5(b).

“SEC” is defined in Section 3.3(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Background.

“Seller Consolidated Return” is defined in Section 8.1(a).

“Seller Indemnifiable Losses” is defined in Section 7.3(a).

“Seller Indemnified Party” is defined in Section 7.3(a).

“Seller Nonsolicitation Period” is defined in Section 5.5(b).

“Seller Taxes” means: (a) any and all Taxes imposed on or assessed against the Seller for any taxable period; (b) any and all Taxes imposed on or assessed against the Company or any of its Subsidiaries for any Pre-Closing Period; (c) any and all Taxes of any member of any Affiliated Group for any Pre-Closing Period of which the Company or any of its Subsidiaries (or any predecessor of the Company or any of its Subsidiaries) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (d) fifty percent (50%) of any and all Transfer Taxes; (e) any and all Taxes resulting from a breach of the representations or warranties set forth in Section 3.17 second sentence of (f), (i), clause (ii) of (l), (o), (p) (limited to the recapture of Tax benefits arising in Pre-Closing Periods), (q), (r), (s), (t) and (u) of this Agreement or payable pursuant to a covenant of the Seller set forth in this Agreement including, without limitation, Article VIII of this Agreement; (f) any and all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, or by contract or agreement (in each case, the primary purpose of which is the sharing, allocation, or indemnification of Taxes); which imposition of liability on the Company or any of its Subsidiaries relates to an event or transaction occurring on or before the Closing Date; (g) any and all Taxes imposed on the Purchaser as a transferee or successor of Seller; and (h) any Taxes paid by Buyer as a result of any Disallowed Tax Refund. For the avoidance of doubt, Seller Taxes shall not include Taxes taken into account in the calculation of Final Net Working Capital.

“Seller Transaction Expenses” means: (i) all of the fees, costs and expenses incurred by Seller, the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses payable to attorneys, financial advisors or accountants, and all obligations under any engagement letter or other agreement or understanding with Robert W. Baird & Co. Incorporated; (ii) all payments by any Seller, the Company or any of its Subsidiaries to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this

Agreement; (iii) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement under any Contract or Benefit Plan in effect on or before the Closing Date, including all change of control, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and the employer share of any and all Medicare, Social Security and other Taxes that are payable in connection with or as a result of the satisfaction of such obligations (all amounts in this clause (iii), collectively, “Transaction Bonuses”) and (iv) 50% of the cost of the Prior Acts Coverage, not to exceed $100,000 in the aggregate.

“Shares” has the meaning set forth in the Background.

“Straddle Income Tax Return” is defined in Section 8.2.

“Straddle Period” is defined in Section 8.2.

“Subject Matter Area” is defined in Section 5.5(a).

“Subsidiary” means, with respect to any Person, another Person (i) of which 50.0% or more of any class of capital stock or other equity interest is owned or controlled, directly or indirectly, by such first Person, or (ii) of which such first Person is a general partner.

“Systems” is defined in Section 3.15(f).

“Tax” or “Taxes” means (a) United States, provincial, state, local, or foreign income, gross receipts, sales, license, excise, severance, documentary, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Section 59A of the Code), natural resources, healthcare (whether or not considered a tax under applicable Law), amusement, entertainment, highway use, commercial rent, customs duties, capital stock, paid-up capital, franchise, profits, single business, registration, ad valorem, real or immovable property, personal or movable property, escheat or unclaimed property (whether or not considered a tax under applicable Law), sales, use, transfer, value added, alternative or add-on minimum, recordation, grantee/grantor, registration, privilege, goods and services, estimated, net worth, transfer and recording taxes, charges, duties, fees, levies or other assessments or fees imposed or required to be withheld by the IRS or any other Governmental Entity, together with any interest, penalties, fines, damage costs, deficiency assessments or additional amounts attributable to, or imposed upon, or with respect to, the foregoing, (b) any liability for a “Tax” (as described in clause (a)) of another Person resulting from any transferee, secondary, contractual or other liability (in each case, the primary purpose of which is the sharing, allocation or indemnification of Taxes), or (c) any liability for a “Tax” (as described in clause (a)) of another Person arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Determination” is defined in Section 7.10.

“Tax Elections” is defined in Section 5.7.

“Tax Proceeding” means any written notice from a Taxing Governmental Entity which involves the assertion of any claim, or the commencement of any audit, action or other proceeding involving Seller Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return other document (including related or supporting schedule (including, without limitation, Schedule K-1 to IRS Form 1065), report, declaration, attachment, statement or information, including Treasury Form TD F 9-22.1 or FinCEN Form 114) filed or required to be filed, or maintained or required to be maintained, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any amendment thereof.

“Taxing Governmental Entity” means any Governmental Entity charged with the determination, assessment, collection or administration of any Tax.

“Third Party Claim” means any suit, proceeding, audit, claim or demand (including a Tax Proceeding) by a Person (including a Tax Governmental Entity) other than a Person from which indemnification may be sought under Article VII.

“Transaction Document” means any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

“Transition License” is defined in Section 5.8.

“Transition Services Agreement” means the transition services agreement executed as of the date hereof by and between the Purchaser and the Seller.

“Transfer Taxes” is defined in Section 8.5.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended.

“U.S.” or “United States” means the United States of America.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares. Upon the terms and conditions set forth in this Agreement, the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller, the Shares free and clear of all Encumbrances.

2.2 Purchase Price. The aggregate purchase price for the Shares is $$119,000,000 (the “Purchase Price”), subject to adjustment pursuant to Section 2.3 below.

2.3 Purchase Price Adjustment.

(a) Section 2.3(a) of the Disclosure Schedule sets forth Seller’s good faith estimate of Net Working Capital (the “Estimated Net Working Capital”).

(i) If the (A) Estimated Net Working Capital is less than (B) the Baseline Net Working Capital, the Purchase Price payable at the Closing shall be reduced by such difference; or

(ii) If the (A) Estimated Net Working Capital is greater than (B) the Baseline Net Working Capital, the Purchase Price payable at the Closing shall be increased by such difference.

(b) Within forty-five (45) Business Days after the Closing, the Purchaser shall deliver to the Seller a calculation of Net Working Capital (the “Closing Schedule”). Prior to the date on which the Purchaser delivers to the Seller the calculation described in the previous sentence (the “Delivery Date”), the Seller shall make its accounting personnel reasonably available to the Purchaser to facilitate the Purchaser’s calculation of Net Working Capital.

(c) In the event (A) the Estimated Net Working Capital is greater than (B) the Net Working Capital, the Seller shall be required to refund, as an adjustment to the Purchase Price, to the Purchaser the amount of such difference. In the event (A) the Estimated Net Working Capital is less than (B) the Net Working Capital, the Purchaser shall be required to pay, as an adjustment to the Purchase Price, to the Seller the amount of such difference. Any amounts owed by the Seller to the Purchaser or by the Purchaser to the Seller pursuant to this Section 2.3(c) shall be due and payable within thirty (30) Business Days of the Delivery Date, unless disputed in accordance with Section 2.3(d). The adjustment to the Purchase Price provided for in this Section is referred to in this Agreement as the “Purchase Price Adjustment.”

(d) The Seller shall have thirty (30) Business Days from the Delivery Date to deliver a written notice of disagreement to the Purchaser regarding the Purchase Price Adjustment (a “Notice of Disagreement”). The sole permissible grounds for objection shall be that Net Working Capital or the Purchase Price Adjustment was not calculated in accordance with the definition thereof. During such period, the Purchaser shall make the books and accounting records relating to the Business (including work papers) and appropriate accounting personnel reasonably available to the Seller for the purpose of verifying Net Working Capital. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and any contested amounts and shall include a schedule in the form of Section 2.3(a) of the Disclosure Schedule setting forth the Seller’s determination of Net Working Capital and the Purchase Price Adjustment. If no Notice of Disagreement is delivered within such thirty (30) Business Day period, the Net Working Capital and Purchase Price Adjustment set forth in the Closing Schedule shall become final and binding upon the Parties. If a Notice of Disagreement is delivered, any amounts not disputed therein shall become final and binding upon the Parties. Following delivery of a Notice of Disagreement, the Parties shall attempt to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. If the Parties fail to reach a written agreement with respect to all such matters within forty (40) Business Days of the Notice of Disagreement, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the “Disputed Matters”) shall be submitted to and reviewed by an arbitrator (the “Arbitrator”), who shall be an audit partner of Grant Thornton LLP or at such other nationally recognized accounting firm as the Seller and the Purchaser shall mutually agree upon in writing in the event Grant Thornton LLP is unable or unwilling to serve in such capacity or if it is engaged by either Party after the date of this Agreement. The Arbitrator shall act promptly to resolve all Disputed Matters, his or her decision shall be within the ranges submitted by the Parties in the Disputed Matters (which shall not be outside the ranges defined by the Closing Schedule and the Notice of Disagreement), his or her decision shall not address matters other than the Disputed Matters, his or her decision shall be based solely on presentations by the Purchaser and the Seller, and shall not involve the Arbitrator’s independent review and his or her decision with respect to all Disputed Matters shall be final and binding upon the Parties. The fees and expenses of the Arbitrator incurred in resolving the Disputed Matters shall be borne: (i) by the Seller in that proportion that the amount the Seller is not awarded bears to the aggregate amount contested by the Seller and (ii) by the Purchaser in that proportion that the amount the Seller is awarded bears to the aggregate amount contested by the Seller; and the Arbitrator shall make an allocation of its fees and expenses consistent with the foregoing. For example, if the Seller submits a Disputed Matter to the Arbitrator with a value of $100,000 and the Arbitrator awards $75,000 to the Seller, the Seller shall bear 25% of the Arbitrator’s fees and expenses and the Purchaser shall bear 75% of the Arbitrator’s fees and expenses. If a Notice of Disagreement is delivered, the Purchase Price Adjustment, including any adjustment required pursuant to this Section 2.3(d), shall be paid by the Purchaser or the Seller, respectively, by wire transfer to a bank account designated by the Seller or the Purchaser, as appropriate, within five (5) Business Days of final determination (whether the Notice of Disagreement is resolved by the Parties’ mutual resolution or by the Arbitrator) thereof in immediately available United States Dollars. For purposes of this Agreement, “Final Net Working Capital” means Net Working Capital as finally determined pursuant to this Section.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND SELLER

Except as set forth in the section or subsection of the Disclosure Schedule that corresponds to the Section of this Article III to be qualified, the Seller represents and warrants to the Purchaser for its reliance in the execution, delivery and performance of this Agreement that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

3.1 Organization and Standing. The Company: (a) is a corporation duly organized, validly existing and with active status under the Laws of the State of Florida; (b) has all requisite corporate power and authority to own its properties, carry on its business as now being conducted and as contemplated by this Agreement; and (c) is duly qualified or licensed to do business and is in good standing or has active status in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 3.1 of the Disclosure Schedule, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change. The Company has made available to Purchaser complete and correct copies of its Constitutive Documents, as amended, to date. The Company is not in violation of any of the provisions of its Constitutive Documents.

3.2 Power and Authority; Binding Agreement. The Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller and no other proceedings on the part of the Seller are necessary to authorize this Agreement or the Transaction Documents or consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents has been duly executed and delivered by the Seller and, assuming due execution and delivery by the other Parties, constitutes a valid and binding obligation of the Seller, enforceable against each of them in accordance with its terms, except as enforcement may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally.

3.3 Noncontravention.

(a) Other than as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery by the Seller of this Agreement and the Transaction Documents, the consummation of the transactions contemplated by this Agreement and the Transaction Documents and the compliance by the Seller with the provisions of this Agreement and the Transaction Documents do not and will not (1) require any consent or other action by, or delivery of notice to, any Person under, (2) conflict with, (3) result in any violation or breach of, or default (with or without notice or lapse of time or both) under, (4) result in, termination, cancellation or acceleration of any obligation or a loss of a material benefit under, (5) result in the creation of any Lien in or upon the Shares or any of the properties or assets of the Company, any of its Subsidiaries or the Seller under, or (6) give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (i) the Constitutive Documents or the Seller’s constitutive documents, as applicable; (ii) any material Indebtedness or material Contract to which the Company, any of its Subsidiaries or the Seller is a party or bound by or its properties or assets are bound by or subject to, or otherwise under which the Company, any of its Subsidiaries or the Seller has rights or benefits other than the Indebtedness that will be paid at Closing; or (iii) any (A) Law, or (B) Judgment, in each case, applicable to the Company, any of its Subsidiaries or the Seller, or any of their respective properties or assets.

(b) Other than the required filings (if any) with the Securities and Exchange Commission (the “SEC”) and under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company, any of its Subsidiaries or the Seller in connection with the execution and delivery by the Seller of this Agreement and the Transaction Documents, the consummation by the Seller of the transactions contemplated hereby and thereby or the compliance by the Seller with the provisions of this Agreement and the Transaction Documents.

3.4 Compliance with Laws. Other than as set forth in Section 3.4 of the Disclosure Schedule, the Company and each of its Subsidiaries is and has been in material compliance with all applicable Laws and Judgments of any Governmental Entity applicable to its businesses, operations or assets. Neither the Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) have received a written notice or other written communication (or, to the Knowledge of the Seller, any oral notice or other communication) from a Governmental Entity or a party to a Contract, in the past three years alleging a violation of any applicable Law or Judgment applicable to the Company or any of its Subsidiaries or their respective businesses, operations or assets.

3.5 Title to Shares. The Seller has good and marketable title to the Shares, free and clear of all restrictions, Liens, voting trusts, stockholder agreements, proxies, agreements, arrangements and encumbrances of any kind whatsoever (collectively, “Encumbrances”). As of the Closing, the Seller shall transfer good and marketable title to the Shares to the Purchaser free and clear of all Encumbrances. The Company has good and marketable title to all of the outstanding capital stock, membership interests or other equity interests of each of its Subsidiaries, free and clear of all Encumbrances.

3.6 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding, and the authorized and issued and outstanding capital stock, membership interests or other equity interests of each Subsidiary of the Company is set forth on Section 3.6(a) of the Disclosure Schedule. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record and beneficially by the Seller. All of the issued and outstanding capital stock, membership interests or other equity interests of each of the Company’s Subsidiaries have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record and beneficially by the Company. The rights, preferences and privileges of the Shares and the capital stock, membership interests or other equity interests of each of the Company’s Subsidiaries are as set forth in the Constitutive Documents of the Company or such Subsidiaries. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, convertible securities or conversion rights, exchangeable securities or exchange rights, or other Contracts or commitments that could require the Company or any of its Subsidiaries to directly or indirectly (upon issuance, conversion or exchange of another security or otherwise) issue, sell, or otherwise cause to become outstanding any of its capital stock, membership interests or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries. There are no voting trusts, proxies, stockholder agreements or other agreements or understandings with respect to the voting of the capital stock, membership interests or other equity interests of the Company or any of its Subsidiaries. All of the outstanding equity securities of the Company and each of its Subsidiaries have been validly issued and are fully paid and non-assessable. Neither the Company nor any of its Subsidiaries has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its capital stock, membership interests or other equity interests. No capital stock, membership interests or other equity interests of the Company or any of its Subsidiaries are subject to, nor have been issued in violation of, preemptive or similar rights.

3.7 Subsidiaries. The Company has no Subsidiaries other than those listed on Section 3.7(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of capital stock, membership interests or any other security or interest, directly or indirectly, of or in any Person other than the Subsidiaries listed on Section 3.7(a) of the Disclosure Schedule. Each of the Subsidiaries of the Company: (a) is a corporation or a limited liability company duly organized, validly existing with active status under the Laws of the State of Florida; (b) has all requisite corporate or limited liability company power and authority to own its properties, carry on its business as now being conducted; and (c) is duly qualified or licensed to do business and is in good standing or has active status in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 3.7(b) of the Disclosure Schedule, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change. The Company has made available to Purchaser complete and correct copies of the Constitutive Documents of each of its Subsidiaries, as amended, to date. None of the Company’s Subsidiaries is in violation of any of the provisions of its Constitutive Documents.

3.8 Permits. The Company and each of its Subsidiaries validly holds and has in full force and effect, or has taken appropriate steps to obtain or renew, all material Permits necessary for each of them to own, lease or operate its properties and assets and to carry on its business as now conducted. The Company, each of its Subsidiaries and the Business are and have at all times been in compliance in all material respects with the terms and conditions of all such Permits and there has occurred no material default (with or without notice or lapse of time or both) or material violation of, or under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit, and neither the Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) has received any written notice or other written communication (or, to the Knowledge of the Seller, any oral notice or other communication) to the contrary during the past three years. None of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the consummation of the transactions contemplated hereby or the execution and delivery of this Agreement. No proceeding is pending or, to the Seller’s Knowledge, threatened, seeking the revocation or limitation of any Permit. Section 3.8(a) of the Disclosure Schedule lists each such Permit of a material nature, and complete and correct copies thereof have been made available to Purchaser. All of the Permits listed on Section 3.8(a) of the Disclosure Schedule are held in the name of the relevant Company or Subsidiary, and none are held in the name of Seller or any of its Affiliates (other than the Company or one of its Subsidiaries) or any employee or agent or otherwise on behalf of the Company or any of its Subsidiaries.

3.9 Financial Statements.

(a) Exhibit 3.9 sets forth the unaudited consolidated balance sheet of the Company as of June 30, 2014 (the “Most Recent Balance Sheet”), December 31, 2013 and December 31, 2012, together with the related unaudited statements of income for the six (6) months ended June 30, 2014, the twelve months ended December 31, 2013 and the twelve months ended December 31, 2012 (collectively, the “Financial Statements”). The Financial Statements: (i) are consistent with the books and records of the Company, its Subsidiaries and

Seller; (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby; and (iii) present fairly the financial condition and results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein in all material respects.

(b) All accounts receivable of the Company and its Subsidiaries, whether reflected on the Most Recent Balance Sheet or otherwise, are bona fide claims of the Company or its Subsidiaries and arose from valid transactions in the Ordinary Course of Business. Neither the Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) have received written (or, to the Seller’s Knowledge, other) notice or other indication and the Seller has no Knowledge that any of the Company’s or its Subsidiaries’ accounts receivable will not be collectible in full, net of any reserves shown on the Most Recent Balance Sheet.

(c) All accounts payable of the Company and its Subsidiaries, whether reflected on the Most Recent Balance Sheet or otherwise, are bona fide claims against the Company or its Subsidiary and arose from valid transactions in the Ordinary Course of Business. The Company and its Subsidiaries have been paying all such accounts payable consistent with past practices.

(d) Section 3.9(d) of the Disclosure Schedule sets forth all of the Indebtedness and Transaction Bonuses of the Company and its Subsidiaries.

3.10 Absence of Changes or Events. Except as set forth in the applicable subsection of Section 3.10 of the Disclosure Schedule, since December 31, 2013:

(a) The Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business;

(b) There has occurred no Material Adverse Change;

(c) Neither the Company nor any of its Subsidiaries have: (i) amended its Constitutive Documents; (ii) issued, sold, transferred, pledged, disposed of or encumbered any of its capital stock, membership interests or other equity interests or any commitments or rights of any kind to acquire any of its capital stock, membership interests or other equity interests; (iii) purchased or otherwise acquired directly or indirectly any of its capital stock, membership interests or other equity interests, or any instrument or security which consists of or includes a right to acquire such capital stock, membership interests or other equity interests; or (iv) declared or paid any dividends or distributions on or with respect to its capital stock, membership interests or other equity interests;

(d) Neither the Company nor any of its Subsidiaries have adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(e) Neither the Company nor any of its Subsidiaries has changed in any material respect any of the accounting policies or methods used by it;

(f) Neither the Company nor any of its Subsidiaries has incurred loss of, or damage to, its tangible personal property assets in excess of $150,000 individually or $250,000 in the aggregate;

(g) Neither the Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any of its assets;

(h) Neither the Company nor any of its Subsidiaries has sold, exchanged, transferred, licensed or otherwise disposed of any of its assets, except in the Ordinary Course of Business;

(i) Neither the Company nor any of its Subsidiaries has canceled, compromised, waived or released any debts or claims involving more than $150,000;

(j) Neither the Company nor any of its Subsidiaries has reserved for or written down the value of any assets or written off as uncollectible any accounts receivable, except in the Ordinary Course of Business;

(k) Neither the Company nor any of its Subsidiaries has (i) made, or committed to make, any capital expenditures in excess of $75,000 individually or $150,000 in the aggregate or (ii) failed in any material respect to make any capital expenditure reflected in the budget reflected in Section 3.10(k) of the Disclosure Schedule;

(l) There has not been any labor dispute or disturbance adversely affecting the business operations, prospects or financial condition of the Company or any of its Subsidiaries, including the filing of any petition or charge of unfair labor practice with any Governmental Entity, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slowdown;

(m) (i) there has not been any employment, severance, termination, retention, change of control or similar agreements or arrangements entered into or modified by the Company or any of its Subsidiaries related to any employee, or (ii) except as would not result in an aggregate incremental cost to the Company and its Subsidiaries of $150,000 or more, any bonuses, salary increases, severance or termination pay made or granted by the Company or any of its Subsidiaries to any employee or other increase in the compensation or benefits provided to any current or former employee of the Company or any of its Subsidiaries, as the case may be;

(n) Except as would not result in an aggregate incremental cost to the Company and its Subsidiaries of $150,000 or more, neither the Company nor any of its Subsidiaries has adopted, amended or modified any Company Benefit Plan;

(o) No party has terminated, cancelled, amended, modified, or accelerated any Material Contract or waived any material rights under any such Material Contract;

(p) There has not been any loan or advance of money or other property by the Company or any of its Subsidiaries to any employee other than business travel advances, use of a Company or Subsidiary credit card in the Ordinary Course of Business or any loans which may have been satisfied prior to the date of this Agreement;

(q) Neither the Company nor any of its Subsidiaries has created, incurred, assumed, or guaranteed any Indebtedness (other than draws under a revolving line of credit in the Ordinary Course of Business);

(r) Neither the Company nor any of its Subsidiaries has delayed the payment of accounts payable past the date when such obligation would have been paid in the Ordinary Course of Business, or accelerated the collection of account receivable in advance of when such receivable would have been collected in the Ordinary Course of Business;

(s) Neither the Company nor any of its Subsidiaries has made any material Tax election, changed its method of Tax accounting, (except as the result of any change in Law), prepared any Tax Returns in a manner which is materially inconsistent with the past practices of such Person with respect to the treatment of items on such Tax Returns, incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice, filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of such Person, or settled any claim relating to a material amount of Taxes; and

(t) Neither the Company nor any of its Subsidiaries have made any agreement to do any of the foregoing, other than negotiations with the Purchaser and its Representatives regarding the transactions contemplated by this Agreement.

3.11 Undisclosed Liabilities. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company and its Subsidiaries do not have any liabilities, obligations or commitments of any nature (whether known or unknown, absolute, accrued, contingent, liquidated or otherwise), except: (i) liabilities, obligations or commitments which are appropriately reflected or reserved against in the Most Recent Balance Sheet; (ii) liabilities, obligations or commitments which have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (iii) liabilities, obligations or commitments disclosed in the Disclosure Schedule; and (iv) liabilities, obligations or commitments or series of related liabilities, obligations or commitments which would not result in Losses in excess of $150,000.

3.12 Assets other than Real Property; Sufficiency of Assets.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a list of each tangible personal property asset owned or leased by the Company and its Subsidiaries and that is material to the Company’s or its Subsidiaries’ business, specifying for each asset whether such asset is owned or leased. The Company or a Subsidiary is the true and lawful owner or lessee of and has good and valid title to, or a valid leasehold interest in, all property (other than real property) or assets (tangible or intangible) used in their businesses or reflected on the Most Recent Balance Sheet or thereafter acquired, except inventory that has been sold or otherwise disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date and not in violation of this Agreement, in each case, free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, all material tangible personal property of the Company and its Subsidiaries is located at the offices of the Company at 1001 East Palm Avenue, Tampa, Florida 33605. Except as set forth in Section 3.12(b) of the Disclosure Schedule, all material personal property of the Company and its Subsidiaries is free from material defects and is in good working order, ordinary wear and tear excepted.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, the property and assets (tangible or intangible) to which the Company or one of its Subsidiaries has good and marketable title to, or a valid right to use, are sufficient to enable the businesses of the Company and its Subsidiaries to be conducted immediately after the Closing in the same manner as the businesses of the Company and its Subsidiaries have been conducted since December 31, 2013.

3.13 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Section 3.13 of the Disclosure Schedule lists all real property and interests in real property leased by or to the Company or any of its Subsidiaries (each, a “Leased Property”). The lease applicable to the Leased Property will be terminated at or prior to the Closing without further liability to or obligation of the Company. The Leased Property comprises all of the real property that is used in the business of the Company and its Subsidiaries.

3.14 Contracts.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by, subject to or otherwise has rights or benefits under any of the following Contracts (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Material Contract”):

(i) Employment or consulting Contract, or any employee collective bargaining agreement or other Contract with any labor union or any employee of the Company or any of its Subsidiaries or relating to the Business, except for routine non-solicitation, non-competition, confidentiality and professional service contracts entered into with employees (so long as such contracts do not contain severance provisions or impose other material obligations upon the Company or any of its Subsidiaries);

(ii) Contract not to compete or otherwise materially restricting the development, marketing, distribution or sale of any products or services by the Company or any of its Subsidiaries or relating to the Business;

(iii) Contract containing any “non-solicitation” or “no-hire” provision that restricts the Company or any of its Subsidiaries or its conduct of the Business in any material manner (excluding customer Contracts with “non-solicitation” or “no-hire” provisions entered into in the Ordinary Course of Business);

(iv) Contract containing any provision that purports to apply to or restrict the Company or any of its Subsidiaries from engaging in any line of business, either directly or through any other conduct of the Business, anywhere in the world;

(v) Contract between the Company or any of its Subsidiaries and the Seller or any Affiliate of the Seller (other than the Company or any of its Subsidiaries);

(vi) Lease, sublease or similar Contract with any Person under which the Company or any of its Subsidiaries are a lessee or sublessee of or lessor or sublessor of, or uses or makes available for use to any Person, (A) any Leased Property, or (B) any portion of any premises otherwise occupied by the Company or any of its Subsidiaries;

(vii) Lease or similar Contract with any Person under which (A) the Company or any of its Subsidiaries are a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person (other than any Contracts that individually do not involve the payment by or to the Company or any of its Subsidiaries of more than $100,000 in any twelve-month period), or (B) the Company or any of its Subsidiaries are a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or any of its Subsidiaries (other than any Contracts that individually do not involve the payment by or to the Company or any of its Subsidiaries of more than $100,000 in any twelve-month period);

(viii) Contract: (A) calling for performance over a period of more than one year (excluding customer Contracts which are terminable by the Company or its Subsidiaries without penalty upon 90 days or less notice); (B) with a customer requiring or otherwise involving payment to the Company or any of its Subsidiaries of more than $200,000 in the twelve month period ending on the Closing Date or, to the Seller’s Knowledge, in any twelve month period ending after the Closing Date, or with any Person other than a customer requiring or otherwise involving payment by or on behalf of, or to the Company or any of its Subsidiaries of more than $100,000 in the twelve month period ending on the Closing Date or, to the Seller’s Knowledge, in any twelve month period ending after the Closing Date; (C) in which the Company or any of its Subsidiaries have granted “most favored nation” pricing provisions or marketing rights relating to any products or territory; or (D) in which the Company or any of its Subsidiaries have agreed to purchase or sell a minimum quantity of goods or services or has agreed to purchase or sell goods or services exclusively from a certain party;

(ix) Contract for the disposition of any assets or business of the Company or any of its Subsidiaries (other than sales of inventory in the Ordinary Course of Business) or any agreement for the acquisition, directly or indirectly, of the assets or business of any other Person (other than any Contracts that do not have a purchase price of more than $150,000);

(x) Contract for any joint venture or partnership;

(xi) Contract granting a third party any license to any Company Intellectual Property, or pursuant to which the Company or any of its Subsidiaries have been granted by a third party any license to any Intellectual Property other than “off the shelf” or other standard widely commercially available software products, or any other license, option or other Contract relating in whole or in part to Company Intellectual Property or the Intellectual Property of any other Person;

(xii) Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company or any of its Subsidiaries have borrowed any money from, or issued any note, bond, debenture or other evidence of, or otherwise creating any Indebtedness to, any Person (other than any Contracts that do not have a principal amount of more than $150,000);

(xiii) Contract under which the Company or any of its Subsidiaries have directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person;

(xiv) Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company or any of its Subsidiaries have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xv) Mortgage or other Lien upon any Leased Property, other than Permitted Liens;

(xvi) Contract providing for indemnification of any Person by the Company or any of its Subsidiaries (excluding customer and vendor Contracts including indemnification provisions entered into in the Ordinary Course of Business);

(xvii) Contract involving a research or development collaboration or similar arrangement;

(xviii) Contract granting any third party a security interest in any of the Company’s or any of its Subsidiaries’ assets;

(xix) Contract giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company or any of its Subsidiaries;

(xx) Contract for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of any Person or business, as to which the Company or any of its Subsidiaries has continuing material obligations or material rights; and

(xxi) all Contracts with any Governmental Entity (and to the extent any such Contract involves a small business “set aside”, the same shall be noted on Section 3.14(a)(xxi) of the Disclosure Schedule).

(b) Each Material Contract is in full force and effect, and is legal, valid, binding and enforceable in accordance with its terms, except as enforcement may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally. True and complete copies of each Material Contract (and a written summary of the terms of any oral Material

Contracts) have been delivered to Purchaser. Except as set forth in Section 3.14(b) of the Disclosure Schedule, (i) there is no default, violation or breach, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default, violation or breach, by the Company or any of its Subsidiaries of, any Material Contract or, to the Seller’s Knowledge, by any other party thereto, and (ii) no event has occurred which with the giving of notice or the passage of time or both would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Material Contract. Except as set forth in Section 3.14(b) of the Disclosure Schedule, no notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under any Material Contract) under or relating to any Material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Section 3.14(b) of the Disclosure Schedule, neither the Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) has received from any counterparties to any Material Contract: (i) any written notice (or to Seller’s Knowledge other notice) of any breach or default or any notice that any such party intends to terminate, cancel or not renew any Material Contract; (ii) any written claim (or to Seller’s Knowledge other claim) for damages or indemnification with respect to the products sold or performance of services pursuant to any Material Contract; or (iii) solely with respect to any of the Material Contracts listed under Section 3.14(a)(viii)(B), any written notice (or to Seller’s Knowledge other notice) that such party intends to substantially alter (including as a result of any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) any such Material Contract.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of all (i) patented or registered Company Owned Intellectual Property, and (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of the Company or any Subsidiary, (indicating for each of (i) and (ii) the applicable jurisdiction, registration number or application number and date issued or, if not issued, dated filed).

(b) Section 3.15(b)(i) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property licensed to the Company or any of its Subsidiaries (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements with a replacement cost and/or annual license fee of less than $10,000) and any license agreement evidencing such license. Section 3.15(b)(ii) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property licensed by the Company or any of its Subsidiaries to any third Person and any license agreement evidencing such license.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedule: (i) the Company or one of its Subsidiaries owns, free and clear of all Liens, all Company Owned Intellectual Property; (ii) the Company or one of its Subsidiaries has valid and enforceable license set forth on Section 3.15(b)(i) of the Disclosure Schedule to use, free and clear of all Liens, all Company Non-Owned Intellectual Property; (iii) to the Seller’s Knowledge, none of the Company Owned Intellectual Property is invalid or unenforceable in whole or in part, (iv) the Company and its Subsidiaries have paid all fees and Taxes (to the extent applicable) required to maintain in full force and effect the Company Intellectual Property, (v) there have been no written claims or demands asserted in writing (or to the Seller’s Knowledge, other claims or demands) by any other Person pertaining to any Company Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person); and (vi) no Legal Proceeding has been instituted, or is pending or, to the Knowledge of the Seller, threatened, which challenges the validity or enforceability of, or the Company’s or any of its Subsidiaries’ rights in or ownership of, or alleges any infringement in respect of, the Company Intellectual Property.

(d) Except as set forth in Section 3.15(c) of the Disclosure Schedule: (i) to the Seller’s Knowledge, the Company, its Subsidiaries and the Business have not infringed, misappropriated or violated any Intellectual Property of any other Person; and (ii) to the Seller’s Knowledge, no other Person has infringed, misappropriated or violated any Company Intellectual Property.

(e) To the Seller’s Knowledge, all Company Owned Intellectual Property which the Company or any of its Subsidiaries purports to own was developed by employees, agents, consultants, contractors or other Persons who have executed instruments of assignment in favor of the Company or its Subsidiaries as assignee that have conveyed to the Company or its Subsidiary ownership of all Intellectual Property rights in the Company Owned Intellectual Property. No current or former shareholder, officer, director or employee has any claim, right (whether or not currently exercisable), or interest to or in any Company Owned Intellectual Property. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company or any of its Subsidiaries, the Company or its Subsidiary has a written agreement with such third party with respect thereto and the Company or its Subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property rights in such work, material or invention by operation of law or by valid assignment.

(f) Except as set forth in Section 3.15(f) of the Disclosure Schedule: (i) all of the computer systems, including software, hardware and networks, used by the Company or any of its Subsidiaries in connection with the operation of the Business (the “Systems”) are maintained and operated exclusively by the Company and its Subsidiaries and are not wholly or partly dependent on any facilities (including any electronic, mechanical or photographic process, computerized or otherwise) which are not under the exclusive ownership and control of the Company and its Subsidiaries, other than cloud or internet based Systems, Systems subject to third party hosting arrangements, and Systems that are not material to the operation of the Business as currently conducted; (ii) to the Seller’s Knowledge, the Systems are sufficient, in all material respects, for the current needs of the Company, its Subsidiaries and the Business, including as to capacity and ability to process current peak volumes in a timely manner; and (iii) to the Seller’s Knowledge, in the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any material Systems that has caused the substantial disruption or interruption in or to the use of such Systems.

3.16 Litigation. Except as set forth in Section 3.16(a) of the Disclosure Schedule:

(a) there is no Legal Proceeding that is pending (or, to the Seller’s Knowledge, threatened) against the Company or any of its Subsidiaries or relating to the Business;

(b) neither the Company, any of its Subsidiaries or the Business are operating under and are not subject to any Judgment, writ, injunction or award of any Governmental Entity, court, judge, justice, magistrate, or arbitrator, including any bankruptcy court or judge;

(c) there are no unsatisfied Judgments outstanding against the Company or any of its Subsidiaries or relating to the Business; and

(d) there is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Seller that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, or any action taken or to be taken by the Seller in connection with the consummation of the transactions contemplated hereby.

Except as set forth in Section 3.16(b) of the Disclosure Schedule, there are no Legal Proceedings pending or threatened by the Company or any of its Subsidiaries. Section 3.16(c) of the Disclosure Schedule sets forth a complete and correct list and description of all Legal Proceedings made, filed or otherwise initiated in connection with the Company, any of its Subsidiaries or the Business that have been resolved in the past three years.

3.17 Taxes.

(a) All U.S. federal and state Income Tax Returns and other material Tax Returns required to be filed by, or include, the Company or any of its Subsidiaries have been timely and properly filed and all Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. The Company and its Subsidiaries and/or any Person that files Tax Returns which include the Company or any if its Subsidiaries are not delinquent in the payment of any Taxes with respect to such Tax Returns.

(b) All Tax Returns filed by, or including, the Company or any of its Subsidiaries are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws and regulations (in the case of Tax Returns that include entities other than the Company and its Subsidiaries, only to the extent such Tax Returns relate to the Company or any of its Subsidiaries). The charges, accruals and reserves for current Taxes reflected in the Most Recent Balance Sheet with respect to the Company and its Subsidiaries are adequate to cover all Tax liabilities payable or anticipated to be payable by the Company and its Subsidiaries in respect of all periods or portions thereof ending on or before June 30, 2014.

(c) No claim has ever been made by any Taxing Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries may be subject to taxation by such jurisdiction. Section 3.17(c) of the Disclosure Schedule lists all jurisdictions in which the Company and its

Subsidiaries are required to file Tax Returns or pay Taxes, and lists all U.S. federal, state and local income Tax Returns filed with respect to the Company and its Subsidiaries since December 31, 2011. Except as set forth in Section 3.17(c) of the Disclosure Schedule, there are no actions, suits, proceedings, audits, investigations or claims now proposed or pending against the Company or any of its Subsidiaries, or any Person that files Tax Returns which include the Company or any of its Subsidiaries, concerning the Tax liability of the Company or any of its Subsidiaries. No deficiencies for any Taxes of the Company or any of its Subsidiaries have been proposed in writing, asserted or assessed (tentatively or definitively), or, to the Knowledge of the Seller, are threatened, by any Taxing Governmental Entity.

(d) Except as set forth in Section 3.17(d) of the Disclosure Schedule, neither the Seller, the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return with respect to the Company or any of its Subsidiaries, which Tax Return has not yet been filed (other than income Tax Returns for calendar year 2013). Except as set forth in Section 3.17(d) of the Disclosure Schedule, neither the Seller (solely with respect to the Company or any of its Subsidiaries), the Company nor any of its Subsidiaries has, within the last three (3) years, paid or become liable to pay any material penalty, fine, surcharge or interest relating to Taxes. Except as set forth in Section 3.17(d) of the Disclosure Schedule, neither the Seller (solely with respect to the Company or any of its Subsidiaries), the Company nor any of its Subsidiaries has granted any waivers of statutes of limitations with respect to any Taxes or entered into any written agreement to extend the time with respect to any Tax assessment or deficiency, which waiver or agreement is currently in effect.

(e) There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its Subsidiaries.

(f) The Company and each of its Subsidiaries has timely and properly withheld and paid all Taxes required by Law to have been withheld and paid and have complied in all material respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee related Taxes), and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Company and each of its Subsidiaries has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as “independent contractors” for purposes of Section 530 of the Revenue Act of 1978.

(g) Neither the Company nor any of its Subsidiaries have ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(h) The Company and each of its Subsidiaries is a member of an Affiliated Group which has the Seller as the common parent corporation. Neither the Company nor any of its Subsidiaries has been a member of any other Affiliated Group since its incorporation or formation.

(i) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing, indemnification, gross-up or distribution agreement or arrangement, and (ii) has any liability for Taxes of any Person (x) under Treasury Regulation Section 1.1502-6 other than for a member of the Affiliated Group which has the Seller as the common parent corporation, (y) as transferee or successor, (z) or by Contract (other than any Contract entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(j) The Company and each of its Subsidiaries is not currently, and has not ever been, a party to any “reportable transaction” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(k) The Company and each of its Subsidiaries has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from the Company or any of its Subsidiaries.

(l) None of the assets of the Company or any of its Subsidiaries are (i) “section 197(f)(9) intangibles” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993) or (ii) an interest in an entity or arrangement classified as a partnership for United States federal, state or local Income Tax purposes.

(m) Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local Law).

(n) Except as set forth on Section 3.17(n) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any Benefit Plan or any other agreement or arrangement under which the Company or any of its Subsidiaries has any liability under a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and applicable guidance and Treasury Regulations thereunder which does not comply in all material respects with the requirements of Section 409A of the Code and the applicable guidance and Treasury Regulations thereunder.

(o) Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Taxing Governmental Entity or signed any binding agreement with any Taxing Governmental Entity that might impact the amount of Tax due from the Purchaser or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company or any of its Subsidiaries) after the Closing Date.

(p) Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any governmental authority.

(q) Neither the Purchaser nor any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company or any of its Subsidiaries) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made by the Company or any of its Subsidiaries; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on behalf of the Company on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by the Company or any of its Subsidiaries; (v) prepaid amount received by the Company or any of its Subsidiaries on or prior to the Closing Date; (vi) interest held by the Company or any of its Subsidiaries in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date, (vii) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (viii) debt instrument held by the Company or any of its Subsidiaries on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.

(r) Neither the Company nor any of its Subsidiaries have deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Sections 455 or 456 of the Code, or any corresponding or similar provision of law (irrespective of whether or not such deferral is elective).

(s) Neither the Company nor any of its Subsidiaries are a party to any gain recognition agreement under Section 367 of the Code and has not engaged in any transaction subject to Section 367(d) of the Code.

(t) Neither the Company nor any of its Subsidiaries have distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(u) The Company is, and has been since its formation, a “C corporation” as that term is defined in Section 1361(a) of the Code (and any corresponding or similar applicable provision of state, local or foreign Income Tax law). Each Subsidiary of the Company is, and at all times since its formation has been, disregarded as an entity separate from the Company for purposes of Treasury Regulation 301.7701-3.

3.18 Property, Casualty and Liability Insurance. Section 3.18 of the Disclosure Schedule contains a true and complete list of all Insurance Policies, indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy, the amount of coverage and any deductibles, retentions and limitations of liability. True and complete copies of all such Insurance Policies have been made available to Purchaser. The Company and its Subsidiaries do not themselves own or maintain any property, casualty and liability insurance policies. The Parties understand and agree that the Insurance Policies are maintained by the Seller for the benefit of the Company and its Subsidiaries. Except as otherwise set forth herein, all coverage for the Company and its Subsidiaries under the Insurance Policies will be discontinued as of the Closing.

3.19 Benefit Plans.

(a) Section 3.19(a)(1) of the Disclosure Schedule contains a list of all Benefit Plans sponsored by the Company or its Subsidiaries (collectively, the “Company Benefit Plans”). Section 3.19(a)(2) of the Disclosure Schedule contains a list of each Benefit Plan sponsored by the Seller or any ERISA Affiliate other than the Company or its Subsidiaries (collectively, the “Non-Company Benefit Plans”). Section 3.19(a)(3) of the Disclosure Schedule contains a description of each unwritten Benefit Plan. The Company has made available to the Purchaser true and complete copies of: (i) all documents setting forth the written terms of each Benefit Plan (including amendments since the most recent restatement); (ii) the most recent annual report (Form 5500) filed with the IRS or the Department of Labor with respect to each Benefit Plan (if any such report was required); (iii) the most recent determination letter issued to, or opinion letter issued with respect to, each Benefit Plan that is a Pension Plan and that that is intended to be qualified under Section 401(a) of the Code and any pending applications for a determination letter for any Company Benefit Plan; (iv) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description) for each Company Benefit Plan for which such a summary plan description is required and any summaries or other material communications distributed to participants for each Company Benefit Plan whether or not required to provide a summary plan description; (v) all material personnel, payroll, and employment manuals and policies covering employees of the Company and its Subsidiaries; (vi) each trust agreement, insurance or annuity contract, recordkeeping or other third-party agreement and group annuity Contract relating to any Company Benefit Plan; (vii) all notices that were given in the last three years by the Seller or any of its Affiliates (including the Company or any of its Subsidiaries) or any Company Benefit Plan to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other Governmental Entity relating to a Company Benefit Plan; and (viii) all notices that were received by the Seller or any of its Affiliates (including the Company or any of its Subsidiaries) or any Company Benefit Plan in the last three years from the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other Governmental Entity to the Company, any of its Subsidiaries or relating to any Company Benefit Plan.

(b) Each Company Benefit Plan has been documented, operated and administered in all material respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA and the Code. No Company Benefit Plan is a Pension Plan or is subject to Laws outside the United States.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment by the Company or any of its Subsidiaries except to the extent required by the health care continuation (also known as “COBRA”) provisions of ERISA and the Code or similar benefit continuation Laws. Each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.

(d) Neither the Company nor any of its Subsidiaries have ever been required to issue any notice of a plant closing or a mass layoff under the WARN Act or any similar state or local Law.

(e) Neither the Company, any of its Subsidiaries nor, to the Seller’s Knowledge, any other Person, has committed an act or omission which could subject the Company or any of its Subsidiaries either to a material civil penalty under Section 502(c), 502(i), or 502(l) of ERISA or a material Tax imposed by Section 4975 of the Code.

(f) Except as set forth in Section 3.19(f) of the Disclosure Schedule, each Company Benefit Plan may be unilaterally amended or terminated by the Company or any of its Subsidiaries, as applicable, without material liability or penalty.

(g) Except as set forth on Section 3.19(g) of the Disclosure Schedule, all contributions to, and any payments from, each Benefit Plan that may have been required to be made in accordance with the terms of such Benefit Plan, and, where applicable, the laws of the jurisdiction that govern such Benefit Plan, through the date hereof have been made in a timely manner in all material respects. There are no, and neither the Company nor any of its Subsidiaries have any, unfunded liabilities relating to any Benefit Plan which have not been fully accrued on the Most Recent Balance Sheet.

(h) Other than routine claims for benefits that have not resulted in pending or threatened Legal Proceedings, there is no claim or Legal Proceeding pending or, to Seller’s Knowledge, threatened against or relating to a Company Benefit Plan.

(i) There is not now and, to the Seller’s Knowledge, there are no existing circumstances that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(j) There does not now exist and, to the Seller’s Knowledge, there are no existing circumstances that could result in, any Controlled Group Liability that could be a liability of the Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company, its Subsidiaries nor any of its ERISA Affiliates has within the last six years sponsored or contributed to any Pension Plan subject to Title IV of ERISA or Code Section 412, and the Company and its Subsidiaries have not engaged in any transaction described in Section 4069 of ERISA or any transaction that constitutes a withdrawal under Section 4201 et seq. of ERISA.

3.20 Employee and Labor Matters.

(a) The employees of the Company and its Subsidiaries are not members of any collective bargaining unit or any employer-recognized union. There are no pending charges against the Company, any of its Subsidiaries or any current or former employees of the Company or and of its Subsidiaries (based on conduct relating to their employment by the Company or any Subsidiary) before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices nor, to the Seller’s

Knowledge, does any basis exist therefor. Neither Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) have received written notice (or, to the Knowledge of Seller, other notice) of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of the Seller, no such investigation is in progress or has been threatened.

(b) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment and terms and conditions of employment including without limitation all Laws governing wages, hours, overtime, commissions, labor relations, immigration, equal opportunity, affirmative action, sexual harassment, leaves of absence, occupational health and safety, disability, benefits, workers’ compensation, unemployment insurance, Taxes, plant closings and mass layoffs. The Company and its Subsidiaries have complied in all material respects with all Laws governing the employment of personnel by United States companies and the employment of non-United States nationals in the United States, including, but not limited to, the Immigration and Nationality Act and its implementing regulations.

(c) There is no labor strike, slowdown, stoppage, picketing or lockout actually pending or to the Seller’s Knowledge, threatened against the Company or any of its Subsidiaries. Neither the Seller, the Company nor any of its Subsidiaries have been a party to any collective bargaining or other similar Contract with any labor union, works council or other collective bargaining representative respect to any employee of the Company and, there is no pending or to the Seller’s Knowledge, threatened demand for recognition of a collective bargaining representative with respect to any Company or Subsidiary employee. No labor union has been certified by the National Labor Relations Board as bargaining agent for any employee of the Company or any Subsidiary and, to Seller’s Knowledge no preceding requesting such certification has been filed or threatened. To Seller’s Knowledge, no other union organizing efforts are underway or have been threatened. Neither the Company nor any of its Subsidiaries have experienced a material work stoppage or other material labor difficulty during the three-year period ended on the date of this Agreement.

(d) To the Knowledge of the Seller, no activity of any employee of the Company or any of its Subsidiaries as or while an employee of the Company or any of its Subsidiaries has caused a violation of any employment or noncompetition Contract or agreement, confidentiality agreement, or patent disclosure agreement.

(e) Section 3.20(e)(1) of the Disclosure Schedule contains a true and complete list of the names, positions and rates of base compensation and incentive compensation (including commissions) of all officers, directors, employees and consultants of the Company and its Subsidiaries, as of the date of this Agreement, excluding any officers and directors of the Company and its Subsidiaries who will remain employees of the Seller, showing each such person’s name, positions, status (employee, independent contractor or consultant) and annualized remuneration for the current fiscal year. The individuals who will cease to be officers or directors of the Company or its Subsidiaries as of the Closing Date and will continue as employees of the Seller after the Closing Date are listed in Section 3.20(e)(2) of the Disclosure Schedule, without any compensation information provided. Except as set forth on Section 3.20(e)(1) of the Disclosure Schedule, the Company and its Subsidiaries have no

Contracts with any employees of the Company or any of its Subsidiaries or any policies requiring payment by the Company or any of its Subsidiaries to any of their employees in the event he or she is terminated from employment by the Company or any of its Subsidiaries. Except as set forth on Section 3.20(e)(1) of the Disclosure Schedule, there are no unpaid bonus, retention, deferred compensation or transaction based amounts payable with respect to current or former employees of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries have engaged in any unfair labor practice within the meaning of the National Labor Relations Act and have not violated any legal requirement prohibiting discrimination of any kind or nature, including, but not limited to, on the basis of race, color, national origin, sex, religion, age, marital status, sexual orientation, current or former military service or physical or mental disability in its employment conditions or practices that would result in any material liability to the Company or any of its Subsidiaries.

3.21 Environmental Matters.

(a) The Company, its Subsidiaries and the Business are and have been in compliance in all material respects with all applicable Environmental Laws. No property (including soils, groundwater, surface water, buildings or other structures) currently or formerly operated or leased by the Company, its Subsidiaries or the Business is or was contaminated with any Hazardous Material in violation of Environmental Laws as a result of or in connection with the operations or activities of the Company, its Subsidiaries or the Business. The Company, its Subsidiaries and the Business have generated, manufactured, received, handled, used, processed, stored, treated, released, refined, discharged, emitted, transported, imported and disposed of all Hazardous Materials in material compliance with all applicable Environmental Laws.

(b) Neither the Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) has received notice of any pending or threatened action, demand, claim, notice of noncompliance, suit, investigation, inquiry or proceeding relating to any liability under any Environmental Law, including, but not limited to, any liability arising from or relating to the generation, manufacture, production, transportation, importation, use, treatment, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. Neither the Company nor any of its Subsidiaries is subject to any Judgment of any Governmental Entity or is a party to any indemnity agreement or other Contract with any third party relating to liability for Hazardous Material under any Environmental Law. Copies of all environmental reports, studies, assessments, sampling data and other written documentation in the possession of Seller or any of its Affiliates relating to the Company’s compliance with Environmental Laws have been made available to Purchaser.

3.22 Transactions with Affiliates. Section 3.22(a) of the Disclosure Schedule describes any transaction (including any services, the use of any employees or the use of any tangible or intangible assets (including the use of or access to rights and benefits under, any Contracts)) since January 1, 2013 between the Company or any of its Subsidiaries, on the one hand, and each of the Seller or any Affiliate (other than the Company or any of its Subsidiaries) of the Seller, on the other hand, excluding individual transactions or series of related transactions which involved a replacement value of less than $100,000. Except as set forth in Section 3.22(b) of the

Disclosure Schedule, neither the Seller nor any Affiliate of the Seller: (i) owns or has any interest in any asset or property (real or personal, tangible or intangible) or any Contract, in each case, used in or pertaining to the business of the Company or any of its Subsidiaries; (ii) to the Seller’s Knowledge, has any claim or cause of action against the Company outside the Ordinary Course of Business; or (iii) owes any money to, or is owed any money by, the Company outside the Ordinary Course of Business. Except for this Agreement and the Transaction Documents and as set forth in Section 3.22(c) of the Disclosure Schedule, from and after the Closing Date, the Company and its Subsidiaries shall have no obligation to engage in any transaction, and shall not be bound by any Contract, between the Company or any of its Subsidiaries, on the one hand, and each of the Seller or any Affiliate (other than the Company or any of its Subsidiaries) of the Seller, on the other hand.

3.23 Brokers. Except as set forth in Section 3.23 of the Disclosure Schedule, neither the Seller nor any of its Affiliates has employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

3.24 Effect of Transaction. Except as set forth in Section 3.24 of the Disclosure Schedule, no lender, creditor, lessor, lessee, licensor, licensee, employee, contractor, distributor, vendor, client, customer, supplier, Affiliate or other Person having a relationship with the Company or any of its Subsidiaries has informed the Seller or any of its Affiliates in writing (or, to the Knowledge of the Seller, other than in writing) and the Seller has no Knowledge that such Person intends to change such relationship (in part or in whole) that would result in material harm to the Company or any of its Subsidiaries because of the consummation of the transactions contemplated by this Agreement.

3.25 Certain Business Practices. Seller and its Affiliates have not, and to the Seller’s Knowledge, no officer or employee of the Company, any of its Subsidiaries or the Business has made, directly or indirectly, with respect to the Business, the Company or any of its Subsidiaries or any of their respective business activities, any illegal bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company and its Subsidiaries, payments from corporate funds for any illegal contribution, gift or entertainment to government officials (or any employees, agents, Affiliates, representatives or family members of such officials) for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Neither the Company, any of its Subsidiaries nor, to the Seller’s Knowledge, any of their officers, directors, stockholders or employees, has violated any provision of the Foreign Corrupt Practices Act of 1977 or any similar domestic or foreign anticorruption Law.

3.26 Customers and Suppliers.

(a) Section 3.26(a) of the Disclosure Schedule sets forth the ten (10) largest customers of the Company and its Subsidiaries by revenue generated (aggregating into a single customer any customers that, to the Seller’s Knowledge, are Affiliated) for the year ended December 31, 2013 and sets forth opposite the name of each customer the net sales attributable to such customer for such period.

(b) Section 3.26(b) of the Disclosure Schedule sets forth the suppliers of the Company and its Subsidiaries that have received payments from the Company in excess of $200,000 (aggregating into a single supplier any suppliers that, to the Seller’s Knowledge, are Affiliated) during the year ended December 31, 2013 and sets forth opposite the name of each supplier the payments made to such supplier for such period.

Since December 31, 2013, none of the customers or suppliers set forth (or required to be set forth) on Section 3.26(a) or Section 3.26(b) of the Disclosure Schedule have terminated, materially reduced or otherwise materially adversely modified its business conducted with the Company or its Subsidiaries. Neither the Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) has received written notice, nor does the Seller have any Knowledge, that any of the customers or suppliers set forth (or required to be set forth) on Section 3.26(a) or Section 3.26(b) of the Disclosure Schedule intend to terminate, materially reduce or otherwise materially adversely modify its business conducted with the Company or its Subsidiaries.

3.27 Healthcare Matters.

(a) The Company, its Subsidiaries and the Business are and have at all times been in material compliance with all Health Care Laws. The Company, its Subsidiaries and the Business are and have at all times been in material compliance with all contractual and fiduciary obligations relating to Health Care Laws. The Company, its Subsidiaries and the Business hold and at all times have held all material Permits that are required under applicable Health Care Laws in connection with the conduct, ownership, use, occupancy or operation of their respective businesses or assets (the “Health Care Permits”). The Company, its Subsidiaries and the Business are and have at all times been in material compliance with the terms of the Health Care Permits. There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against the Company, any of its Subsidiaries or the Business alleging any failure to comply with any Health Care Laws. Sections 3.27(b) through 3.27(l) shall not limit the generality of this Section 3.27(a).

(b) None of the Company, its Subsidiaries, the Business or any of their respective employees has been excluded, suspended or debarred from participation in any Government Sponsored Healthcare Program or other third-party payor, nor to the Seller’s Knowledge, is any such debarment, disqualification, suspension or exclusion threatened.

(c) None of the Company, its Subsidiaries or the Business has, directly or indirectly, on behalf of any of their respective customers or otherwise: (i) made or caused to be made a false statement or representation of a fact in any application for any benefit or payment from any Government Sponsored Healthcare Program or other third-party payor; (ii) made or caused to be made any false statement or representation of a fact for use in determining rights to any benefit or payment from any Government Sponsored Healthcare Program or other third-party payor; or (iii) offered, solicited, paid or received any remuneration (including any kickback, bribe or rebate) in violation of any Health Care Laws.

(d) None of the Company, its Subsidiaries, the Business or any of their respective employees (while such employees were employed or engaged by the Company or any of its Subsidiaries or, to the Seller’s Knowledge, otherwise) has been (i) convicted or charged with a criminal offense relating to any Government Sponsored Healthcare Program and no such criminal action or proceeding is pending and (ii) to the Seller’s Knowledge, no such criminal action or proceeding has been threatened concerning any such matter.

(e) The Company, its Subsidiaries and the Business are and have at all times been in material compliance with all applicable Laws respecting privacy and security of information in any form or format that identifies or could be used to identify an individual (“Personal Information”), including without limitation the privacy and security standards promulgated under the Health Insurance and Portability Act of 1996 (“HIPAA”), as amended, the Health Information Technology for Economic and Clinical Health (“HITECH”) Act and the final HITECH Act regulations published at 78 FR 5566 (Jan. 25, 2013).

(f) The Company, its Subsidiaries and the Business have at all times materially complied with all contractual and fiduciary obligations relating to the privacy, publicity, data protection, collection, storage, transfer, use and disclosure of Personal Information. The Company, its Subsidiaries and the Business have at all times materially complied with all of the Company’s, its Subsidiaries’ and the Business’s internal rules, policies and procedures established by the Company, its Subsidiaries and the Business from time to time with respect to privacy, publicity, data protection, collection, storage, transfer, use or disclosure of Personal Information (collectively, the “Privacy Policies”). The Company has made available to the Purchaser complete copies of all Privacy Policies currently in place.

(g) No Legal Proceedings are pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s, or any other Person’s, privacy, publicity, personal or confidentiality rights under applicable Laws, or a breach or other violation of any Contract or the Privacy Policies.

(h) The Company, its Subsidiaries and the Business have taken commercially reasonable measures (including but not limited to, implementing and monitoring compliance with adequate measures with respect to technical and physical security), to ensure that Personal Information is protected against loss and against unauthorized access, use, modification, disclosure, or other misuse.

(i) The Company, its Subsidiaries and the Business have implemented commercially reasonable measures to protect the confidentiality, integrity and security of its servers, systems, sites, circuits, networks and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, in conformance with applicable industry practices. To Seller’s Knowledge, there has been no unauthorized access, use, modification, disclosure, or other misuse of Personal Information, including without limitation, any data security breach of any computer systems or networks of the Company, its Subsidiaries or the Business. The Company, its Subsidiaries and the Business has in place commercially reasonable disaster recovery and security plans, procedures and facilities. Such disaster recovery and security plans, procedures and facilities meet all representations made to, and obligations with, all customers required to be in effect as of the date hereof, and the Company, its Subsidiaries and the Business are in compliance therewith in all material respects.

(j) The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not violate any Contract or the Privacy Policies as they currently exist or existed at the time during which any Personal Information was collected or obtained by the Company and, upon Closing, the Company or its Subsidiaries will own all such Personal Information and continue to have the right to use such Personal Information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing.

3.28 Bank Accounts; Trade Names.

(a) Section 3.28(a) of the Disclosure Schedule sets forth a complete and correct list of each bank or financial institution in which the Seller or any of its Affiliates has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, in each case, related to the Business, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

(b) Section 3.28(b) of the Disclosure Schedule sets forth all fictitious or trade names that the Company or any of its Subsidiaries has been known as or used and all predecessor names, and all offices or places of business that the Company or any of its Subsidiaries has used, in each case, in the past five years.

3.29 Disclaimer of Additional Representations. Except as expressly set forth in this Agreement or any of the Transaction Documents, neither the Seller, the Company, any Subsidiary nor any of their respective officers, directors, employees or representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of the Seller, the Company, its Subsidiaries the Shares or the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the section of the Disclosure Schedule that corresponds to the Section of this Article IV to be qualified, Purchaser represents and warrants to the Seller for its reliance in the execution, delivery and performance of this Agreement that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own its properties and carry on its business as now being conducted and as contemplated by this Agreement.

4.2 Power and Authority; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and the Transaction Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other proceedings on the part of the Purchaser are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents has been duly executed and delivered by the Purchaser and, assuming the due execution of this Agreement by the other Parties, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally.

4.3 Noncontravention.

(a) The execution and delivery by the Purchaser of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and the compliance by the Purchaser with the provisions of this Agreement and the Transaction Documents do not and will not require any consent or other action of any Person under any provision of (i) the Purchaser’s certificate of incorporation or bylaws, (ii) any Law or Judgment applicable to the Purchaser or its properties or assets. Notwithstanding the previous sentence, any such failure to obtain such consent or action that is not likely to impair in any material respect the ability of the Purchaser to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the transactions contemplated hereby, shall not be considered a breach of this Section 4.3(a).

(b) Other than the required filings (if any required) with the SEC, to the Purchaser’s Knowledge, no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and the Transaction Documents, the consummation by the Purchaser of the transactions contemplated by this Agreement and the Transaction Documents or the compliance by the Purchaser with the provisions of this Agreement and the Transaction Documents, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of the Purchaser to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

4.4 Brokers. The Purchaser has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

4.5 Due Diligence. The Purchaser acknowledges that it has had access to the properties and operations of the Company and has had the opportunity to meet with and ask questions of the Company’s management to discuss the business, assets, liabilities, financial condition, cash flow and operations of the Company. The Purchaser acknowledges that it has made its own independent examination, investigation, analysis and evaluation of the Company and its Subsidiaries, including the Purchaser’s own estimate of the value of the business of the Company and its Subsidiaries. The Purchaser acknowledges that it has undertaken such due diligence (including, without limitation, a review of the assets, liabilities, books and records and Contracts of the Company and its Subsidiaries) as it deems adequate, including that described above. In entering into this Agreement, the Purchaser acknowledges that it has relied upon such investigation, review and analysis and the representations and warranties of Seller specifically set forth in this Agreement and the Transaction Documents, and not on any representations, warranties or statements of the Seller, the Company, its Subsidiaries or any of their respective officers, directors, employees or representatives, whether written or oral, except the representations and warranties specifically set forth in this Agreement and the Transaction Documents. Notwithstanding anything in this Section or elsewhere in this Agreement to the contrary, in the case of fraud or intentional misrepresentation, the Purchaser Indemnified Parties shall have all remedies available under this Agreement or otherwise without giving effect to any of the limitations contained herein.

4.6 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened, that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby.

4.7 No HSR Filing Requirement. The transaction under this Agreement will not require any party to file or cause to be filed a Notification and Report Form under HSR with the United States Federal Trade Commission and/or the Antitrust Division of the United States Department of Justice.

ARTICLE V

COVENANTS

5.1 Confidentiality.

(a) The Seller and each of its Affiliates shall ensure that the terms of this Agreement and any other agreement relating to the transactions contemplated hereby and all confidential and proprietary information concerning the Business and the Company and its Subsidiaries, including, but not limited to, the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Business or otherwise relating to the assets of the Company or any of its Subsidiaries, or any customer or supplier of the Company or any of its Subsidiaries, including the “Confidential Information” as defined in the Confidentiality Agreement entered into between the Parties on February 4, 2014, that the Seller and its Affiliates, or any of their respective directors, officers, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them without the prior written consent of Purchaser; provided, however, that the restrictions of this provision shall not apply: (i) as required under the rules of the SEC contained in, and relating to, Current Report on Form 8-K; (ii) as required under the rules of the SEC relating to the exhibits required to be filed with the SEC (for the avoidance of doubt, the Seller will file this Agreement as an exhibit to a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or both); (iii) to the extent necessary to prepare for and implement the Transition Services Agreement; (iv) as may otherwise be required by Law, provided that Seller will (A) provide Purchaser with prompt notice before such disclosure so that Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and cooperate with Purchaser in attempting to obtain such order or assurance and (B) disclose only that portion of such information that Seller is advised by counsel is reasonably required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information; (v) as may be necessary or appropriate in connection with the enforcement of this Agreement; or (vi) to the extent such information shall have otherwise become publicly available other than as the result of a breach by the Seller or any of its Affiliates of its obligations under this Agreement. The restrictions of this Section 5.1(a) shall survive the Closing.

(b) The Purchaser and each of its Affiliates (including the Company and its Subsidiaries) shall ensure that the terms of this Agreement and any other agreement relating to the transactions contemplated hereby and all confidential and proprietary information concerning the Seller, including, but not limited to, the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Seller or otherwise relating to the assets of the Seller, or any customer or supplier of the Seller, that the Purchaser, the Company and their Affiliates, any of their respective directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them without the prior written consent of the Seller; provided, however, that the restrictions of this provision shall not apply: (i) to the extent necessary to prepare for and implement the Transition Services Agreement; (ii) as may otherwise be required by Law, provided that the Purchaser or the Company will (A) provide Seller with prompt notice before such disclosure so that Seller may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such information and cooperate with Seller in attempting to obtain such order or assurance and (B) disclose only that portion of such information that the Purchaser or the Company is advised by counsel is reasonably required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information; (iii) as may be necessary or appropriate in connection with the enforcement of this Agreement; (iv) to the extent such information shall have otherwise become publicly available other than as the result of a breach by the Purchaser, the Company or any of its Affiliates of its obligations under this Agreement; or (v) for the avoidance of doubt, with respect to any information concerning the Business and the Company or its Subsidiaries. The restrictions of this Section 5.1(b) shall survive the Closing.

5.2 Publicity. Promptly after the Closing, the Purchaser and Seller will each issue a press release announcing this transaction substantially in forms attached to this Agreement as Exhibit 5.2. Except as may otherwise be required by Law or in Sections 5.1 and 5.2 of this

Agreement, no public announcement of this transaction shall be made without the express written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3 Further Assurances; Cooperation. From time to time following the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. The Parties shall use their commercially reasonable efforts and cooperate with one another in obtaining any consents, approvals or waivers required or appropriate under any Material Contract or Law and not obtained on or prior to the Closing Date.

5.4 Employees and Employee Benefits.

(a) The Company and its Subsidiaries will cease to be participating employers in the Non-Company Benefit Plans set forth on Section 3.19(a)(2) of the Disclosure Schedule as of the Closing.

(b) Effective as of Closing, the Purchaser will establish employee benefit plans on behalf of the Company and its Subsidiaries, or otherwise make available through an existing plan(s) of the Purchaser, to provide eligible employees that continue employment with the Company and its Subsidiaries following Closing, and their qualifying dependents, with types of benefits that in the aggregate are similar to the types of benefits as were offered under the Non-Company Employee Benefit Plans to such employees immediately prior to Closing, excluding equity-based compensation (“Post-Closing Plans”). Nothing in this Section 5.4 shall restrict or limit the ability of the Purchaser or the Company to amend or modify the Post-Closing Plans at any time.

(c) As soon as reasonably practicable after the Closing Date, Seller shall cause the Kforce Retirement Savings Plan to transfer to, and Buyer shall cause the himagine solutions, inc. 401(k) Plan to accept, a Code Section 414(l) transfer of assets and liabilities attributable to employees of the Company and its Subsidiaries that continue employment with the Company or its Subsidiaries as of the Closing, together with any participant accounts and assets allocable thereto (including outstanding loan balances). Prior to such transfer, Seller shall cause any such accounts invested in the Kforce Company Stock Fund to be liquidated at not less than fair market value and cause the proceeds to be invested in the Kforce Retirement Savings Plan’s default investment option. Seller shall timely distribute any blackout notice required under Section 101(i) of ERISA and allow Buyer a reasonable opportunity to comment on the notice before it is distributed. As soon as reasonably practical after the Closing, Seller shall cause the participant accounts and assets allocable thereto under the Kforce Health Care Reimbursement Plan, Kforce Dependent Care Reimbursement Plan and the Kforce Transportation Fringe Benefit Plan that are attributable to employees of the Company and its Subsidiaries that continue employment with the Company or its Subsidiaries as of the Closing to be transferred to the analogous Post-Closing Plans established and maintained by the Purchaser or the Company or its Subsidiaries following Closing. Following such transfer, the Purchaser or the Company shall be responsible for any and all benefit claims that are submitted after the

Closing Date in accordance with the terms of the plan document, with respect to the transferred accounts attributable to the Kforce Health Care Reimbursement Plan, Kforce Dependent Care Reimbursement Plan and the Kforce Transportation Fringe Benefit Plan, regardless of when the expenses related to such claims were incurred. Seller shall provide to Buyer, no later than the date of such transfer, the 2014 coverage amount elected by each participant for each arrangement, the expenses reimbursed to the participant during 2014 prior to the transfer and the account balance remaining as of the date of transfer. All transfers under this paragraph shall be implemented in accordance with applicable Law, including the Code and ERISA.

(d) Except as provided for in 5.4(c) above, Seller shall be solely responsible for and pay or satisfy all Non-Company Employee Benefit Plan claims incurred on or prior to the Closing Date, and the Purchaser shall be solely responsible for and pay or satisfy all Post-Closing Plan claims incurred after the Closing Date. A claim shall be considered incurred when the service or event giving rise to the claim occurs and not when payment for such service or event is sought or a claim for benefits is otherwise made. From and following the Closing, neither the Seller nor any Non-Company Employee Benefit Plan shall have any liability or obligation relating to any Post-Closing Plan established and/or maintained by the Purchaser or the Company or its Subsidiaries, and Purchaser or the Company shall pay or satisfy, and Purchaser, the Company or its Subsidiaries shall indemnify, defend and hold the Seller and its Subsidiaries and any Non-Company Employee Benefit Plan harmless from, all such liabilities or and obligations. From and following the Closing, neither the Purchaser, its Affiliates nor any Post-Closing Plan shall have any liability or obligation relating to any Non-Company Employee Benefit Plan, and Seller shall pay or satisfy, and Seller shall indemnify, defend and hold the Purchaser, its Affiliates and any Post-Closing Plan harmless from, all such liabilities or and obligations.

(e) Seller shall continue to make or shall cause to be made all required contributions to any Non-Company Employee Benefit Plans on behalf of the employees of Company and its Subsidiaries in respect of all periods through and including the Closing Date.

(f) Seller shall, through the applicable Non-Company Employee Benefit Plan, be solely responsible for offering and providing any COBRA Coverage required with respect to any employee of the Company or its Subsidiaries who experienced a Qualifying Event on or prior to the Closing. The Purchaser and the Company shall be solely responsible for offering and providing, any COBRA Coverage through the applicable Post-Closing Plans for employees of the Company and its Subsidiaries that experience a Qualifying Event after the Closing.

(g) The provisions of this Section are for the benefit of Purchaser and Seller only, and no employee of Seller, the Company or its Subsidiaries or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall be deemed an amendment of any Employee Benefit Plan, constitute the establishment of an Employee Benefit Plan, or otherwise confer upon any employee of Seller, the Company or any of its Subsidiaries, or any legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at will.

5.5 Noncompetition; Nonsolicitation.

(a) The Seller agrees that through the fifth (5th) anniversary of the Closing Date (the “Noncompetition Period”) Seller and its Affiliates will not compete with or be engaged in a business that is competitive with, or Participate In (as defined in this Agreement) any other business or organization which at any time during the Noncompetition Period competes with or is engaged in a business that is competitive with, the Business or any portion thereof anywhere in the United States (the “Subject Matter Area”). Without limiting the generality of this obligation, Seller agrees that during the Noncompetition Period, Seller and its Affiliates will not solicit, or Participate In any other business or organization which at any time during the Noncompetition Period solicits, any Person that is or was a customer or supplier of the Company or any of its Subsidiaries at any time during the 12 month period prior to the Closing Date for purposes of diverting such Person’s business from the Company or its Subsidiaries or providing any goods or services that are competitive with those provided by the Business. “Participate In” shall mean “directly or indirectly, for its own benefit or for, with, or through any other Person, own, manage, operate, control, loan money to or participate in the ownership, management, operation or control of, or be connected as a partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of its name in,”. Nothing contained in this Section 5.5(a) shall (i) prohibit the Seller from passively owning, directly or indirectly, up to 1.0% of the outstanding securities of any issuer which are traded on a national securities exchange or quoted on an automated system of quotation; (ii) prohibit the Seller from acquiring an entity that primarily provides services outside of the Subject Matter Area but also engages in or Participates In the Subject Matter Area so long as revenue from the operations in the Subject Matter Area, in the then-most recently completed fiscal year, did not exceed $10.0 million, provided that Seller divests or causes the divestiture of the entity or assets that engage in or Participate In the Subject Matter Area within 18 months following such acquisition or (iii) after the consummation of a Change of Control of the Seller, apply to the third party effecting such Change of Control of the Seller or any Affiliate of such third party (other than Seller and any Person that was an Affiliate of Seller immediately prior to such Change of Control).

(b) The Seller agrees that through the fifth (5th) anniversary of the Closing Date (the “Seller Nonsolicitation Period”) Seller and its Affiliates will not (i) directly or indirectly solicit or interfere with, or endeavor to entice away from the Company or any of its Subsidiaries any of their respective employees or individual contractors; or (ii) directly or indirectly employ or engage as a contractor any person who, at any time during the six (6) month period preceding the Closing was, or during the Seller Nonsolicitation Period is, an employee or individual contractor of the Company or any of its Subsidiaries. Notwithstanding any other provision of this Section 5.5(b), (i) the Seller and its Affiliates shall not be restricted from: (A) general advertising not specifically directed at employees or individual contractors of the Company or any of its Subsidiaries or (B) soliciting the employment of, hiring, or engaging any employees or individual contractors who have previously been terminated by the Company or any of its Subsidiaries or have terminated their employment or engagement other than as a result of the soliciting or hiring party’s violation of this Section 5.5(b), so long as the termination of such employment or engagement occurred at least twelve (12) months before the date of soliciting or hiring. The Purchaser and the Company agrees that through the second (2nd) anniversary of the Closing Date (the “Purchaser Nonsolicitation Period”), the Purchaser and the

Company will not (i) directly or indirectly solicit or interfere with, or endeavor to entice away from the Seller or any of its Affiliates any of its employees; or (ii) directly or indirectly employ any Restricted Employee who, at any time during the twelve (12) month period preceding the Closing was, or during the Purchaser Nonsolicitation Period is, an employee of the Seller or any of its Affiliates (other than the Company and its Subsidiaries). Notwithstanding the foregoing, the Purchaser and its Affiliates (including the Company and its Subsidiaries) shall not be restricted from: (i) general advertising not specifically directed at employees of the Seller or any of its Affiliates or (ii) soliciting the employment of, hiring, or engaging any employees (including Restricted Employees) who have previously been terminated by the Seller or any of its Affiliates (other than the Company and its Subsidiaries) or have terminated their employment other than as a result of the soliciting or hiring party’s violation of this Section 5.5(b), so long as the termination of such employment occurred at least six (6) months before the date of soliciting or hiring. “Restricted Employees” means the employees set forth on Section 5.5(b) of the Disclosure Schedule.

(c) The Seller agrees that it shall not, and shall cause its Affiliates not to, enforce any non-competition, non-solicitation, non-hire, confidentiality or similar provisions contained in any Contract between the Seller or any of its Affiliates (other than the Company and its Subsidiaries) and any Person who is an employee of the Company or any of its Subsidiaries (i) against such employee, and that such employee shall not have any Liability under or with respect to any such Contract, in each case, with respect to any period during which such Person was an employee of Purchaser, the Company, any of its Subsidiaries or any of their other Affiliates and (ii) against Purchaser, the Company, any of its Subsidiaries, any of their other Affiliates or any directors, officers, employees, agents or representatives of any of the foregoing, and that none of Purchaser, the Company, any of its Subsidiaries, any of their other Affiliates or any directors, officers, employees, agents or representatives of any of the foregoing, shall have any Liability under or with respect to any such Contract, in each case, at any time. Notwithstanding the foregoing, however: (i) the Seller retains the ability to enforce confidentiality provisions to prevent disclosures to third Persons of information not related to the direct operations of the Business and (ii) this sentence shall not affect the confidentiality and non-solicitation provisions provided elsewhere in the Purchase Agreement or the Transition Services Agreement. Upon termination of employment with Purchaser, the Company, any of its Subsidiaries or any of their other Affiliates, this Section 5.5(c) shall lapse with respect to such former employee (and only such former employee) and the Seller shall be entitled to fully enforce the terms of such non-competition, non-solicitation, non-hire, confidentiality or similar provisions against such former employee (and only such former employee), in each case, only with respect to periods after such former employee has ceased to be an employee of Purchaser, the Company, any of its Subsidiaries or any of their other Affiliates.

(d) If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 5.5 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 5.5 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances and the scope shall be as broad as permissible by Law under the circumstances. The court in each case shall reduce the term, geographic area and or scope covered to permissible duration, size or breadth.

(e) Each Party acknowledges and agrees that (i) the covenants and agreements set forth in this Section 5.5 were a material inducement to the other Party to enter into this Agreement and to perform its obligations hereunder, (ii) the other Party and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if the such Party breached the provisions of this Section 5.5, (iii) any breach of the provisions of this Section 5.5 by the Seller would result in a significant loss of goodwill by the Purchaser and the Company and its Subsidiaries, (iv) the Purchase Price is sufficient consideration to make the Seller’s covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 5.5 are reasonable given the benefits such Party will directly or indirectly receive hereunder, and (vi) such Party will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this covenants set forth in this Section 5.5 in any legal proceeding, regardless of who initiates litigation. Each Party shall cause its Affiliates to comply with this Section 5.5, and shall be liable for any breach by any of its Affiliates of this Section 5.5.

5.6 Internet-Related Matters. Immediately following the Closing, the Purchaser and the Company may establish a website regarding the Business, provided the website domain name does not include “Kforce.”

5.7 Tax Elections. Unless the Purchaser elects otherwise in writing, the Seller shall join with the Purchaser in making (i) an election under Section 338(h)(10) of the Code (and any corresponding elections under state, county, local, foreign or other Tax Laws) (collectively, a “Code Section 338(h)(10) Election”) and (ii) an election under Section 336(e) of the Code (and any corresponding elections under state, county, local, foreign or other Tax Laws) (collectively, a “Code Section 336(e) Election”), in each case, with respect to the purchase and sale of the Shares pursuant to this Agreement (together, the “Tax Elections”). The Purchaser and the Seller shall cooperate in the preparation and execution of all the Tax Returns (including IRS Form 8023) required to make the Tax Elections and shall take such other steps that are necessary to effect the Tax Elections. The Seller shall include any income, gain, loss or deduction of the Tax item resulting from the Tax Elections on its Tax Returns to the extent required by applicable Law. Neither the Purchaser nor the Seller shall take any position contrary to the Tax Elections on any Tax Return or in connection with any audit, assessment, claim, action or other Tax proceeding with any Taxing Governmental Entity.

5.8 Name Change. On the Closing Date, Purchaser and the Company will cause to be filed all documents, and take such other steps, necessary to change the name of the Company and its Subsidiaries to such other name that does not contain the word “Kforce.” In addition, except as may be provided in the Transition Services Agreement, the Transition License or Section 5.6, immediately following the Closing, the Company and the Purchaser shall not use the name “Kforce” or any related logo on any medium, including signs, boxes, invoices, promotional materials or packaging. Seller hereby grants to Purchaser, the Company and its Subsidiaries a non-exclusive royalty free license (the “Transition License”) to use (a) the name “Kforce” and any related logo to the extent included on advertising, sales, and promotional materials, and office supplies, documents, and similar materials, until the earlier of (i) the date that all such materials that are in the possession of the Company and its Subsidiaries or are on order as of the Closing Date have been exhausted in the ordinary course of business or (ii) the date that is six months following the Closing Date, (b) the phrase “(formerly known as “Kforce Healthcare”)” or similar words until the date that is six months following the Closing Date, and (c) the name “Kforce” to the extent necessary under any Contract that is in effect as of the Closing Date.

5.9 Other Transition Matters.

(a) All payments and reimbursements made by any third party in the name of or to Seller or any of its Affiliates in connection with or arising out of the Business shall be held by Seller or such Affiliate in trust for the benefit of Purchaser and the Company and they shall, within the timeframe set forth in the Transition Services Agreement after receipt of any such payment or reimbursement pay over to Purchaser the amount thereof, together with all corresponding notes, documentation and information received in connection therewith.

(b) Seller shall no later than fifteen (15) Business Days after the Closing pay the “Diamond Performer” bonuses in the amounts (net of applicable withholding) and to the Persons set forth on Schedule 5.9(b).

5.10 General Release. Effective upon the Closing, Seller, on Seller’s own behalf and on behalf of its Affiliates and its and its Affiliates’ respective successors, assigns and any other Person that may claim by, through or under Seller or any of its Affiliates (collectively, the “Releasing Parties”), hereby (a) irrevocably waives, releases and discharges each of the Company, its Subsidiaries and each of their respective present and former managers, directors, officers, employees, agents and representatives (collectively, the “Releasees”) from, any and all Liabilities of any kind or nature whatsoever other than Liabilities resulting from fraud or intentional misconduct of the Releasees (other than the Company and its Subsidiaries) and (b) agrees that no Releasing Party will bring or voluntarily participate in or assist any Legal Proceeding that relates to any matter released pursuant to this Section 5.10. For the avoidance of doubt, the Releasees will continue to owe the Releasing Parties any obligations relating to confidentiality, noncompetition or nonsolicitation resulting from contracts entered into with any of the Releasing Parties, in each case, subject to the limitations set forth in Section 5.5(c).

5.11 Insurance Matters.

(a) With respect to any events or circumstances pertaining to the Company or any of its Subsidiaries or their respective businesses, assets or operations that relate to the period prior to the Closing and are eligible for coverage under any third party insurance policy held or controlled by Seller or any of its Affiliates in effect as of the Closing (a “Pre-Closing Occurrence Policy”), Seller shall, and shall cause its Affiliates to, provide the Company and its Subsidiaries with access to such policies and shall reasonably cooperate with the Company and its Subsidiaries, and use commercially reasonable efforts to assist the Company and its Subsidiaries, in submitting and pursuing claims with respect to such events or circumstances, including, but not limited to, assigning to the Company or its Subsidiaries all rights under such policies to submit, pursue and obtain payment with respect to such claims (to the extent permissible under the applicable policy). The Company and its Subsidiaries, on the one hand, and Seller and its Affiliates, on the other hand, shall each be solely responsible for any deductible or self-insured retentions and any collateral requirements with respect to any events or circumstances for which they make a claim under any Pre-Closing Occurrence Policy. In the event that Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, have bona fide claims under any Pre-Closing Occurrence Policy for which an aggregate deductible is payable, the aggregate amount of the deductible paid shall be borne by Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in the same proportion which the aggregate amount of such bona fide claims made by Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, bears to the aggregate amount of such bona fide claims made under the applicable Pre-Closing Occurrence Policy, and any party who has borne more than such proportionate share of the deductible shall be entitled to receive from the other party an appropriate amount so that each of Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, have borne their proportionate share of the aggregate deductible. In the event that Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, have bona fide claims under any Pre-Closing Occurrence Policy which in the aggregate exceed the maximum coverage available under such Pre-Closing Occurrence Policy, the amount of insurance proceeds up to such maximum coverage shall be allocated between Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in the same proportion which the aggregate amount of such bona fide claims by Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, bears to aggregate amount of all such bona fide claims made by Seller and its Affiliates and the Company and its Subsidiaries, and any party who has received more than such proportionate share of the insurance proceeds up to such maximum coverage shall be entitled to receive from the other party an appropriate amount so that each of Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, have received their proportionate share of the insurance proceeds up to such maximum coverage. Seller shall not, and shall cause its Affiliates not to, amend, modify, waive, terminate or cancel any Pre-Closing Occurrence Policy or any rights thereunder in a manner that adversely affects the rights of the Company and its Subsidiaries.

(b) Seller shall, and shall cause its Affiliates to, cooperate with the Company and its Subsidiaries, and use commercially reasonable efforts to assist the Company and its Subsidiaries, in obtaining “prior acts” insurance policy coverage for directors’ and officer liability (executive liability and entity securities liability), excess directors & officers liability, directors and officers side ADIC, fiduciary liability, employment practices liability and errors & omissions liability with respect to any events or circumstances pertaining to the Company or any of its Subsidiaries or their respective businesses, assets or operations that relate to the period prior to the Closing (collectively, the “Prior Acts Coverage”).

5.12 Contract Matters. To the extent that Seller or any of its Affiliates (other than the Company and its Subsidiaries) are party to any Contract with any customer of the Company or any of its Subsidiaries or otherwise used in or related to the business of the Company or any of its Subsidiaries, and such Contract is not assigned to the Company or one of its Subsidiaries prior to or at the Closing, Seller shall and shall cause its Affiliates to (a) upon the written request of the Purchaser, cooperate with the Purchaser in connection with, and use reasonable best efforts to, as promptly as practicable, (i) obtain any necessary consent to the assignment of such Contract to the Company or one of its Subsidiaries and assign such Contract (upon receipt of any required consent) to the Company or one of its Subsidiaries and/or (ii) effect the negotiation and entry into one or more new Contracts that supersedes and replaces the Contract to which Seller or any of its Affiliates (other than the Company and its Subsidiaries) are party with a comparable Contract to which neither Seller nor any of its Affiliates is a party and (b) until any such assignment and/or replacement is in effect with respect to any such Contract, act as the Company’s and its Subsidiaries’ agent in order to obtain for then the benefits thereunder and cooperate, to the maximum extent permitted by Law and such Contract, with the Company and its Subsidiaries in any other reasonable arrangement designed to provide such benefits to the Company and its Subsidiaries.

ARTICLE VI

CLOSING

6.1 Closing. The transactions contemplated hereby (the “Closing”) shall take place, simultaneously with the execution of this Agreement, via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will first be delivered by a facsimile or electronic mail exchange of signature pages on the date hereof (the “Closing Date”), with originals to follow by reputable overnight courier addressed to each party’s counsel. For purposes of this Agreement, 11:59 p.m. on August 3, 2014 shall be deemed to be the “Effective Time”.

6.2 Deliveries. At the Closing:

(a) The Seller shall deliver to Purchaser:

(i) a certificate executed and delivered by the Secretary or comparable representative of Seller, the Company and each of its Subsidiaries, attesting and certifying as to (i) the organizational documents of the Company and each of its Subsidiaries, and the certificate of incorporation or comparable organizational document of the Company and each of its Subsidiaries shall also certified as of a recent date by the Secretary of State or comparable Governmental Authority of its jurisdiction of organization, and (ii) copies of the resolutions of the Board of Directors of the Seller, authorizing the execution, delivery and performance of this Agreement, and the incumbency of the persons executing this Agreement and other documents on behalf of the Seller, all certified by an executive officer of the Seller;

(ii) resignations, effective as of the Closing, of each of the directors and officers of the Company and each of its Subsidiaries;

(iii) the certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents;

(iv) a duly executed copy of the Transition Services Agreement;

(v) all books and records of the Company and its Subsidiaries necessary to the operation of the Business, in any form or medium; provided, however, that Seller may maintain copies of the books and records of the Company and its Subsidiaries (which shall remain subject to the obligations under Section 5.1(a)), and if the Seller is unable to deliver all of such physical books and records immediately upon the Closing, they shall do so as soon as reasonably practicable following the Closing and no later than seven (7) Business Days following the Closing;

(vi) a certificate of good standing for the Company and each of its Subsidiaries issued not more than ten (10) days prior to the Closing Date by the Secretary of State or comparable Governmental Entity of its jurisdiction of organization and each other jurisdiction where the Company and each of its Subsidiaries is qualified to do business;

(vii) evidence reasonably satisfactory to the Purchase of the release of all Liens held by any Person against the property of the Company or any of its Subsidiaries;

(viii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority or other Person set forth on Section 6.2(a)(viii) of the Disclosure Schedule;

(ix) IRS Form 8023 executed by the Seller, making the Code Section 338(h)(10) Election for the sale and purchase of the Shares;

(x) a properly completed and duly executed statement making the Code Section 336(e) Election for the sale and purchase of the Shares in form and substance required under Treasury Regulation Sections 1.336-2(h)(5)-(6);

(xi) a properly executed binding agreement between the Seller and the Company consenting to making the Section 336(e) Election for the sale and acquisition of the Shares;

(xii) a non-foreign affidavit sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(xiii) customary real property deliveries, including landlord estoppels and access agreements and subordination, non-disturbance and attornment agreements;

(xiv) an employment agreement (collectively, the “Employment Agreements”), duly executed by each of SAM! Farrell and Peggy Pricher;

(xv) a duly executed termination of the real property lease, by and between Kforce Services Corp., a Florida corporation, and the Company, releasing the Company from any and all Liability thereunder, in form and substance reasonably acceptable to Purchaser; and

(xvi) assignments of the restrictive covenant agreements between Seller and/or its Affiliates and employees of the Company or its Subsidiary, duly executed by Seller.

(b) The Purchaser shall deliver to the Seller:

(i) copies of the resolutions of the Board of Directors of the Purchaser, authorizing the execution, delivery and performance of this Agreement, and the incumbency of the persons executing this Agreement and other documents on behalf of the Purchaser, all certified by an executive officer of the Purchaser;

(ii) an amount equal to the Purchase Price, less any Indebtedness and Seller Transaction Expenses that have not been satisfied as of the Closing, paid by delivery of a duly executed promissory note payable on demand (the “Minute Note”) made by the Purchaser in favor of the Seller and cash for the balance, with the payment of amounts owed under the Minute Note and such cash balance paid by wire transfer of immediately available funds to an account designated by the Seller to the Purchaser prior to the Closing;

(iii) a duly executed copy of the Transition Services Agreement; and

(iv) duly executed copies of the Employment Agreements.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. The representations and warranties of the Parties contained in this Agreement, and in any certificate, schedule or document delivered pursuant to this Agreement shall be deemed to have been relied on by the Parties, and shall survive the Closing for a period of twelve months; provided, however, that: (i) the representations and warranties contained in Section 3.17 (Taxes) shall survive the Closing and continue until thirty (30) Business Days after all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) bar any claims of any kind or nature regardless of the forum in which asserted; (ii) the representations and warranties contained in Section 3.27 (Healthcare Matters) shall survive the Closing and continue until the eighteen month anniversary of the Closing Date; and (iii) the representations and warranties contained in Sections 3.1 (Organization and Standing), 3.2 (Power and Authority; Binding Agreement) 3.5 (Title to Shares), 3.6 (Capitalization), 3.7 (Subsidiaries), 3.22 (Transactions with Affiliates), 3.23 (Brokers) and 4.7 (HSR Act Compliance) shall survive indefinitely. The covenants and agreements of the Parties contained in this Agreement, and in any certificate, schedule or document delivered pursuant to this Agreement shall survive indefinitely or, if the applicable covenant or agreement has a stated term, during such stated term and thereafter until thirty (30) Business Days after all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) bar any claims of any kind or nature regardless of the forum in which asserted. Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the applicable representations, warranties covenants, agreements and indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article VII, and the Indemnifying Party shall indemnify the Indemnified Party for all Losses incurred in respect of such claim (subject to any applicable limitations herein), regardless of when the Losses related to such claim are incurred.

7.2 Indemnification of Purchaser.

(a) Subject to Sections 7.4 and 7.5 of this Agreement, the Seller shall indemnify Purchaser, its Affiliates (including the Company and its Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and Representatives (each, a “Purchaser Indemnified Party”) against, and hold each Purchaser Indemnified Party harmless from and against, any and all Losses suffered or incurred by such Purchaser Indemnified Party, arising from, relating to or otherwise in connection with the following (collectively, the “Purchaser Indemnifiable Losses”):

(i) any breach of any representation or warranty of the Seller contained in this Agreement (other than Section 3.17) or in any other agreement or instrument executed and delivered by the Seller pursuant to this Agreement (excluding the Transition Services Agreement);

(ii) any breach or failure to perform any covenant or agreement of the Seller contained in this Agreement or in any other agreement or instrument executed and delivered by the Seller pursuant to this Agreement (excluding the Transition Services Agreement);

(iii) Seller Taxes;

(iv) any Indebtedness of the Company and its Subsidiaries as of the Closing or Seller Transaction Expenses (including Transaction Bonuses), which are not paid by the Seller; and

(v) any indemnification or similar obligation to any director, manager, officer, employee or equity owner of the Company or any of its Subsidiaries with respect to any acts or omissions of such director, manager, officer, employee or equity owner occurring prior to the Closing.

(b) Purchaser’s aggregate remedy with respect to any and all Purchaser Indemnifiable Losses under Section 7.2(a)(i) shall in no event exceed $8,925,000 (the “Cap”).

(c) No payment for any Purchaser Indemnifiable Losses under Section 7.2(a)(i) shall be required unless and until (i) the Purchaser Indemnifiable Losses with respect to any matter or series of related matters exceed $100,000 (the “Per Claim Threshold”), in which case payment for all such Purchaser Indemnifiable Losses shall be required, including the first $100,000 (subject to any applicable limitations herein, including clause (ii) of this sentence), and (ii) the aggregate amount of such Purchaser Indemnifiable Losses exceeds $1,190,000 (the “Indemnification Deductible”) and then only to the extent the Purchaser Indemnifiable Losses exceed the Indemnification Deductible. As examples: (i) if the Purchaser Indemnifiable Losses with respect to one matter were to equal $90,000 and with respect to a separate distinct matter were to equal $1,120,000, then no payment would be required under this Agreement and (ii) if the Purchaser Indemnifiable Losses with respect to one matter were to equal $110,000 and with respect to a separate distinct matter were to equal $1,120,000, then the required payment under this Agreement would be $40,000.

(d) Notwithstanding anything to the contrary contained herein, (i) the limitations set forth in Sections 7.2(b) and 7.2(c) shall not apply to Purchaser Indemnifiable Losses arising from, relating to or otherwise in connection with any breach of a Fundamental Representation and (ii) no indemnification payment made by any Indemnifying Party arising from, relating to or otherwise in connection with any breach of any Fundamental Representation shall be considered in determining whether the Indemnification Deductible or the Cap has been exceeded.

7.3 Indemnification of the Seller.

(a) The Purchaser shall indemnify the Seller and each of its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with (collectively, the “Seller Indemnifiable Losses”):

(i) any breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement or instrument executed and delivered by the Purchaser pursuant to this Agreement; or

(ii) any breach or failure to perform any covenant or agreement of the Purchaser contained in this Agreement or in any other agreement or instrument executed and delivered by the Purchaser pursuant to this Agreement.

(b) Seller’s aggregate remedy with respect to any and all Seller Indemnifiable Losses under Section 7.3(a)(i) shall in no event exceed the Cap.

(c) No payment for any Seller Indemnifiable Losses under Section 7.3(a)(i) shall be required unless and until (i) the Purchaser Indemnifiable Losses with respect to any matter or series of related matters exceed the Per Claim Threshold, in which case payment for all such Purchase Indemnifiable Losses shall be required, including the first $100,000 (subject to any applicable limitations herein, including clause (ii) of this sentence), and (ii) the aggregate amount of such Seller Indemnifiable Losses exceeds the Indemnification Deductible and then only to the extent the Purchaser Indemnifiable Losses exceed the Indemnification Deductible.

(d) Notwithstanding anything to the contrary contained herein, (i) the limitations set forth in Sections 7.3(b) and 7.3(c) shall not apply to Seller Indemnifiable Losses arising from, relating to or otherwise in connection with any breach of a Fundamental Representation and (ii) no indemnification payment made by any Indemnifying Party arising from, relating to or otherwise in connection with any breach of any Fundamental Representation shall be considered in determining whether the Per Claim Threshold, the Indemnification Deductible or the Cap has been exceeded.

7.4 Indemnification Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 7.2 or 7.3 in respect of, arising out of or involving a Third Party

Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within twenty (20) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.2 or 7.3, except to the extent (and only to the extent) the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all written notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.2 or 7.3, except to the extent (and only to the extent) the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at the Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense, provided that the Indemnifying Party first enters into a written agreement satisfactory to the Indemnified Party pursuant to which the Indemnifying Party is unconditionally obligated to pay any Losses which may arise with respect to such Third Party Claim (subject to any applicable limitations herein). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim) if (i) the Third Party Claim relates to or involves any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim involves a customer, supplier or other material business relationship of an Indemnified Party; (iii) the Third Party Claim seeks an injunction or other equitable relief against an Indemnified Party; (iv) the Indemnified Party believes that the Losses relating to the claim could reasonably be expected to exceed the maximum amount that such Indemnified Party would then be entitled to recover under this Article VII or; (v) the Third Party Claim is a Tax Proceeding the defense of which cannot be conducted separately from the defense of any audit, claim or other proceeding involving Taxes that are not Seller Taxes. If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party other than (i) any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party assumes control of such defense or in the event Indemnifying Party does not actively and diligently defend the Third Party Claim following assumption and (ii) any fees and expenses of such separate counsel if the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or that the Indemnified Party and the Indemnifying Party may have different, conflicting, or adverse legal positions or interests with respect to such Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise, consent to the entry of any judgment with respect to or offer to settle, compromise or consent to the entry of any judgment with respect to any Third Party Claim on a basis which (i) would result in injunctive or other equitable relief being imposed against any Indemnified Party, or a finding or admission of any violation of Law being made by any Indemnified Party or (ii) does not expressly and unconditionally release all Indemnified Parties from all liabilities and obligations with respect to such Third Party Claim, or (iii) in the case of a Tax Proceeding, could result in a Purchaser Indemnified Party incurring Taxes that are not Seller Taxes.

(b) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim pursuant to Section 9.3 below with reasonable promptness to the Indemnifying Party within the survival period (if there is an applicable survival period pursuant to Section 7.1 above); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.2 or 7.3, except to the extent (and only to the extent) the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 7.2 or 7.3 and the Indemnifying Party shall pay the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

7.5 No Double Recovery; Use of Insurance. Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent (and only to the extent) such Indemnified Party has previously been indemnified or reimbursed for such amount by an unaffiliated third party under any other provision of this Agreement or otherwise. The amount of any indemnification payable under this Agreement will be net of any insurance proceeds received by the Indemnified Party under any third party policies of insurance covering the Loss giving rise to the claim, net of any costs, expenses (including reasonable fees and expenses of attorneys), deductibles or retentions incurred in connection with or as a result of collecting such proceeds. The Indemnified Party will use commercially reasonable efforts to collect any such third party insurance and will account to the Indemnifying Party therefor, but shall in no event be required to engage counsel or file suit against any third party insurer. If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a claim under this Agreement, the Indemnified Party receives payment in respect of the Loss underlying such claim through recovery, settlement or otherwise under or pursuant to any third party insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against a third party, the amount of such payment, less any costs, expenses (including reasonable fees and expenses of attorneys), deductibles or retentions incurred in connection with or as a result of collecting such payment, up to the amount of the indemnity payment previously received from the Indemnifying Party, will promptly be repaid by the Indemnified Party to the Indemnifying Party. Nothing under this Section 7.5 shall limit, delay or otherwise affect the rights of any Indemnified Party pursuant to this Article VII.

7.6 Exclusive Remedy. Except for (a) the Parties’ rights to seek specific performance pursuant to, and only to the extent set forth in, Section 9.9, (b) the Parties’ obligations under Article II and (c) the Parties’ rights and remedies under the Transition Services Agreement; following the Closing, the remedies provided in this Article VII, shall be the sole and exclusive remedies available to the Parties with respect to this Agreement and the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, in the case of fraud or intentional misrepresentation, the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall have all remedies available under this Agreement or otherwise without giving effect to any of the limitations contained herein.

7.7 Effect of Investigation. Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties, covenants and agreements contained herein, and any Person’s right to indemnification or other remedies with respect thereto, shall not be affected or deemed waived by reason of (a) any investigation made by or on behalf of such Person or any of its Affiliates or the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or any of its Affiliates or the fact that such Person or any of its Affiliates or the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or any of its Affiliates knew or should have known at any time that any such representation or warranty is, was or might be inaccurate, or that any such covenant or agreement was, or may have been breached, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing, or (b) such Person’s waiver of any condition to the Closing or participation in the Closing.

7.8 Materiality Qualifiers. Notwithstanding anything to the contrary contained herein, for purposes of determining (a) whether a breach of a representation or warranty exists for purposes of this Agreement, (b) the amount of Losses arising from such a breach for which the Purchaser Indemnified Parties or the Seller Indemnified Parties are entitled to indemnification under this Agreement and (c) whether the Per Claim Threshold or the Indemnification Deductible has been exceeded, each representation and warranty contained in this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “Material Adverse Change”, “material adverse effect”, “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).

7.9 Payment. If any amount owed under this Article VII is not paid within ten (10) Business Days of a final settlement among the Indemnifying Parties and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party, such amount shall bear interest at the rate of ten percent (10%) per annum, or, if less, the maximum rate permitted by applicable Law, and the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect such amount, and no limitation in this Article VII shall apply to any such interest or reimbursement.

7.10 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price when and as paid unless a final “determination” (as defined in Section 1313(a) of the Code and any corresponding or similar applicable provision of state, local or foreign Tax Law) (which shall include, without limitation, the execution of an IRS Form 870-AD or successor form) (a “Tax Determination”) with respect to the Purchaser and the Seller causes such payment not to be treated as an adjustment to or refund of the Purchase Price for Tax purposes.

ARTICLE VIII

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Purchaser and the Seller for certain Tax matters:

8.1 Tax Periods Ending on or Before the Closing Date.

(a) At the Seller’s expense the Seller shall (i) cause the Company and its Subsidiary to be timely and properly included in any consolidated, unitary or combined Tax Return of the Seller that will include the operations of the Company and its Subsidiary for any Tax period (or portion thereof) ending on or prior to the Closing Date with an initial due date after the Closing Date (each, a “Seller Consolidated Return”) and (ii) prepare, or cause to be prepared, at the Seller’s expense, all stand-alone Income Tax Returns for the Company for any Tax period ending on or prior to the Closing Date with an initial due date after the Closing Date (each, a “Pre-Closing Return”). The Seller shall timely pay to the relevant Taxing Governmental Entity any Taxes due with respect to any Seller Consolidated Return. All Pre-Closing Returns and all Seller Consolidated Returns (with respect to the Company) shall be prepared in a manner consistent with past practice of the Company and the Seller in preparing similar Tax Returns, except to the extent otherwise required by applicable Law; provided that no Seller Consolidated Return shall reflect any election to write down the Seller’s basis in the Company’s assets.

(b) The Seller will provide a copy of each Pre-Closing Return to the Purchaser at least thirty (30) days prior to the filing deadline for such Pre-Closing Return for the Purchaser’s review and reasonable comment; provided that if the Seller fails to timely provide any Pre-Closing Return to the Purchaser as required by this Section 8.1(b), the Purchaser may prepared and file such Pre-Closing Return at the Seller’s expense. The Purchaser shall provide the Seller with any comments on all Pre-Closing Returns within fifteen (15) days of the Purchaser’s receipt of the same; provided, that if no comments are received by the Seller from the Purchaser within this timeframe, the Purchaser agrees that the Seller may assume that the Purchaser has no comments and will provide a copy suitable for filing and, not later than five (5) days prior to the due date for payment of Taxes with respect to such Pre-Closing Returns, the Seller shall pay to the Purchaser the amount of any Seller Taxes shown by any Pre-Closing Return to be due. If the Purchaser does provide comments on any Pre-Closing Return delivered to it pursuant to this Section 8.1(b), the Purchaser and the Seller shall negotiate in good faith to resolve any disputes regarding such Pre-Closing Return. If the Purchaser and the Seller are unable to resolve any such dispute at least ten (10) days before the due date for filing of such Pre-Closing Return, such dispute shall be resolved by the Arbitrator in accordance with the procedures set forth in Section 2.3(d); provided that if the Arbitrator has not resolved any such dispute prior to the due date of any Pre-Closing Return, the Purchaser shall be entitled to file such Pre-Closing Return reflecting the Purchaser’s position, and shall file an amendment to such Pre-Closing Return if the Arbitrator determines that such amendment is appropriate. Upon the Purchaser’s receipt of any refund of Taxes with respect to any Pre-Closing Return that were paid by the Company or its Subsidiary on or prior to the Closing Date or by the Seller pursuant to this

Agreement, the Purchaser will pay such refund to the Seller within five (5) days of the receipt of such refund, except to the extent such refund was taken into account as a Current Asset in the final determination of Closing Date Working Capital; provided that if any such refund is subsequently disallowed by the relevant Taxing Governmental Entity (a “Disallowed Tax Refund”), the Seller shall pay to the Purchaser an amount equal to such Disallowed Tax Refund within five (5) days of such disallowance. The Seller and the Purchaser shall reasonably and in good faith cooperate regarding the contents and filing of all Pre-Closing Returns. Where the filing of any Pre-Closing Returns will be extended, if the Seller or its Tax Return preparer is unable to execute and file an extension, or if any Taxes are due with such extension, the Seller will provide a completed extension request to the Purchaser at least five (5) days prior to the filing deadline for such request and will pay the Purchaser any amount due with such request at the same time.

8.2 Tax Periods Beginning On or Before and Ending On or After the Closing Date. The Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company and its Subsidiary for, in the case of Income Tax Returns, Tax periods which begin on or before and end after the Closing Date and in the case of other Tax Returns, Tax periods which begin before the Closing Date and end on or after the Closing Date (any such period, a “Straddle Period” and any such Tax Return, a “Straddle Return”). The Purchaser will cause all Straddle Returns to be timely filed, and will provide a copy of each Straddle Return that is an Income Tax Return (each, a “Straddle Income Tax Return”) to the Seller at least thirty (30) days prior to filing for the Seller’s review and reasonable comment. The Seller shall provide the Purchaser with any comments on all such Straddle Income Tax Returns within fifteen (15) days of the Seller’s receipt of the same; provided, that if no comments are received by the Purchaser from the Seller within this timeframe, the Seller agrees that the Purchaser may assume that the Seller has no comments. The Purchaser and the Seller shall negotiate in good faith to resolve any disputes regarding any Straddle Income Tax Return, and if the Purchaser and the Seller are unable to resolve any such dispute at least 10 days before the due date for filing of such Straddle Income Tax Return, such dispute shall be resolved by the Arbitrator in accordance with the dispute resolution procedures set forth in Section 2.3(d); provided that if the Arbitrator has not resolved any such dispute prior to the due date for the related Straddle Income Tax Return, the Purchaser shall be entitled to file such Straddle Income Tax Return reflecting the Purchaser’s position, and shall file an amendment to such Straddle Income Tax Return if the Arbitrator determines that such amendment is appropriate. All Straddle Returns shall be prepared in a manner consistent with past practice of the Company and the Seller (as applicable) in preparing similar Tax Returns, except to the extent required by applicable Law. The Seller and the Purchaser shall reasonably and in good faith cooperate regarding the contents and filing of all Straddle Returns. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Straddle Return, the Seller shall pay to the Purchaser the amount of any Seller Taxes shown as due on such Straddle Return. Upon the receipt of any Tax refund with respect to any Straddle Return that were paid by the Company or its Subsidiary on or prior to the Closing Date or by the Seller pursuant to this Agreement, the Purchaser will pay the portion of such refund attributable to the portion of the Straddle Period ending at the end of the Closing Date to the Seller within five (5) days of the receipt of such refund, except to the extent such refund was taken into account as a Current Asset in the final determination of Closing Date Net Working Capital; provided that if any such refund is subsequently determined to be a Disallowed Tax

Refund, the Seller shall pay to the Purchaser the amount of such Disallowed Tax Refund that is attributable to the portion of the Straddle Period ending at the end of the Closing Date within five (5) days of its receipt from the Purchaser of notice of such disallowance.

8.3 Straddle Period Taxes. For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending, in the case of any Straddle Period for Income Taxes, at the end of the Closing Date, and in the case of any other Straddle Period, at the end of the day before the Closing Date, shall be:

(a) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Seller (without regard, in any event, to income, gross receipts, sales or use), deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending at the end of the day before the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and

(b) in the case of any other Taxes, deemed equal to the amount that would be payable if the Tax period of the Seller ended, in the case of any Straddle Period for Income Taxes, at the end of the Closing Date, and in the case of any other Straddle Period, at the end of the day before the Closing Date.

8.4 Cooperation on Tax Matters.

(a) The Purchaser, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Article VIII and any audit, litigation, refund claim or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser, the Company and the Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Governmental Entity.

(b) The Seller shall obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The Purchaser and the Company shall reasonably and in good faith cooperate with the Seller as necessary to allow the Seller to obtain such items.

(c) The Purchaser, the Company and the Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043A of the Code and the regulations promulgated thereunder.

8.5 Certain Taxes. The Seller and the Purchaser shall each be responsible for the payment of fifty percent (50%) of any transfer, documentary, sales, use, stamp, registration and other Taxes and administrative fees (including any penalties and interest) incurred in connection with this Agreement (together, “Transfer Taxes”).

8.6 Allocation of Purchase Price. For purposes of the Tax Elections, within sixty (60) days following the final determination of Final Net Working Capital in accordance with Section 2.3, the Purchaser shall provide the Seller with a proposed allocation of the “adjusted grossed-up basis” as defined in Treasury Regulation Section 1.338-5(a) (“AGUB”) among the assets of the Company in accordance with Treasury Regulation Sections 1.338-6 and 1.338-7 and the principles set forth on Exhibit 8.6 (as finally determined pursuant to this Section 8.6 and including any subsequent adjustment thereto pursuant to this Section 8.6, the “Allocation Schedule”). In the case of any adjustment to the AGUB requiring an amendment to the Allocation Schedule, the Purchaser shall prepare such amendment and such amended Allocation Schedule shall, subject to the review and dispute resolution provisions of this Section 8.6, become the Allocation Schedule. Upon receipt from the Purchaser, the Seller shall have thirty (30) days to review the determinations set forth in the Allocation Schedule (the “Allocation Review Period”). If the Seller disagrees with any of the Purchaser’s determinations set forth in the Allocation Schedule, the Seller shall, on or prior to the last day of the Allocation Review Period, deliver a written notice to the Purchaser (the “Allocation Notice of Objection”), setting forth its objections. Unless the Seller delivers the Allocation Notice of Objection to the Purchaser within the Allocation Review Period, the Seller shall be deemed to have accepted the determinations set forth in the Allocation Schedule as proposed by the Purchaser. If the Seller delivers the Allocation Notice of Objection to the Purchaser within the Allocation Review Period, the Purchaser and the Seller shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed determinations. At the end of any such period or any mutually agreed extension thereof, any remaining disputes between the Purchaser and the Seller regarding the Allocation Schedule shall be resolved by the Arbitrator in accordance with the dispute resolution mechanism set forth in Section 2.3(d). Neither the Seller nor the Purchaser shall take any position (whether in audits, Tax Returns or otherwise, and, in the case of the Seller, in determining the “aggregate deemed sales price” within the meaning of Treasury Regulation Section 1.338-4) that is inconsistent with the Tax Elections and the Allocation Schedule, as finally determined pursuant to this Section 8.6 (including any amended Allocation Schedule, if applicable) unless required to do so by a Tax Determination.

8.7 Tax Sharing Agreements. All Tax allocation, sharing, distribution, gross-up or indemnity Contracts or similar agreements (excluding, for the avoidance of doubt, this Agreement) between the Company or its Subsidiary, on the one hand, and the Seller or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiary shall not be bound thereby or have any liability thereunder.

8.8 Amendments. Except as otherwise required by Law, the Purchaser and the Company shall not amend any Tax Returns for the Company for all periods ending on or prior to the Closing Date without the Seller’s prior written consent, which may be withheld in the Seller’s sole and absolute discretion.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement. This Agreement and the Transition Services Agreement contain the entire agreement among Parties to this Agreement with respect to the transactions contemplated in this Agreement and shall only be modified or amended by an instrument in writing signed by or on behalf of the Parties to this Agreement. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its or his obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

9.2 Section Headings; Interpretation; Disclosure Schedules. Reference in this Agreement to a Section, Article, or Schedule, unless otherwise indicated, shall constitute references to a Section or an Article of this Agreement or a Section of the Disclosure Schedule, as the case may be. The section headings and article titles contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect in any way the meaning or the interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein” “hereinafter,” and “hereunder,” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The singular of a term shall also include the plural of that term and the plural shall also include the singular and the masculine shall include the feminine, unless the context clearly indicates otherwise. The schedule numbers in the Disclosure Schedule correspond to the section numbers in this Agreement; provided, however, that any information disclosed in one schedule of the Disclosure Schedule constitutes disclosure for purposes of all other schedules of the Disclosure Schedule where cross-reference of scheduled items is included or where such applicability is readily apparent from the text of the disclosure; provided, however, that notwithstanding anything to the contrary contained herein, the matters set forth in any Section or subsection of the Disclosure Schedule other than those corresponding to Articles III or Article IV shall not be deemed to be disclosed on any Section or subsection of the Disclosure Schedule corresponding to Articles III or Article IV. The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. All uses of “written” contained in Articles III and IV shall be deemed to include information transmitted via electronic mail, facsimile or other electronic transmission. For purposes of Article III, information shall be deemed to have been “delivered”

or “made available” to the Purchaser only if such information was posted to the electronic data room maintained by Robert W. Baird & Co. Incorporated in a manner accessible and reviewable by the Purchaser at least 2 days prior to the date hereof. The Parties agree that any drafts of this Agreement or any Transaction Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Transaction Document, and each of the Parties agrees that no Party, Indemnifying Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Legal Proceeding among any of the foregoing or for any other purpose.

9.3 Notices. Any notice hereunder shall be in writing and shall be deemed given if personally delivered to the other Party or if delivered by confirmed facsimile or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), addressed to the Parties as follows:

To Seller:	Kforce Inc.
1001 East Palm Avenue
Tampa, Florida 33605
Facsimile: (813) 552-2970
Attention: David M. Kelly, Senior Vice President, Chief Financial Officer

With copies to:	Kforce Inc.
1001 East Palm Avenue
Tampa, Florida 33605
Facsimile: (813) 552-2970
Attention: Robert Edmund, Senior Vice President, General Counsel

Holland & Knight, LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Facsimile: (813) 229-0134
Attention: Robert J. Grammig

To the Purchaser:	c/o Beecken Petty O’Keefe & Company, LLC
131 S. Dearborn Street, Suite 2800
Chicago, IL 60603
Facsimile: (312) 435-0371
Attention: Ken O’Keefe
Grant Patrick

With copies to:	Paul Hastings LLP
191 North Wacker Drive, Thirtieth Floor
Chicago, IL 60606
Facsimile: (312) 499-6100
Attention: Brian F. Richards
Christopher D. Sheaffer

To the Company:	Kforce Healthcare, Inc.
c/o Beecken Petty O’Keefe & Company, LLC
131 S. Dearborn Street, Suite 2800
Chicago, IL 60603
Facsimile: (312) 435-0371
Attention: Ken O’Keefe
Grant Patrick

With copies to:	Paul Hastings LLP
191 North Wacker Drive, Thirtieth Floor
Chicago, IL 60606
Facsimile: (312) 499-6100
Attention: Brian F. Richards
Christopher D. Sheaffer

or to such other address as any Party notifies the other Parties of in accordance herewith.

9.4 No Presumption Against Drafter. Each of the Parties to this Agreement has participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the Parties to this Agreement and no presumptions nor burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.5 Nonassignability. This Agreement shall not be assigned, by operation of law or otherwise, except that the rights and obligations of the Purchaser hereunder may be assigned (a) to any Affiliate of the Purchaser (except that no such assignment shall relieve the Purchaser of its obligations hereunder), (b) any direct or indirect purchaser of all or substantially all of the assets of the Company and its Subsidiaries or (c) any lender to the Purchaser and/or any the Company or its Subsidiaries as security for borrowings. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and assigns.

9.6 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement (including any Person entitled to indemnification under Article VII and any Releasee with respect to the provisions of Section 5.10), this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

9.7 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

9.8 Jurisdiction and Venue; Waiver of Jury Trial. EXCEPT AS SET FORTH IN SECTION 2.3(D) OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE TRANSACTION DOCUMENTS SHALL BE BROUGHT IN, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS WITH RESPECT TO THIS AGREEMENT TO THE EXCLUSIVE JURISDICTION OF, THE DELAWARE COURT OF CHANCERY IN NEW CASTLE COUNTY, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OF ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR LEGAL PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION OR LEGAL PROCEEDING. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Specific Performance. The Parties hereby agree that irreparable damage may occur in the event that Sections 5.1, 5.5 and 5.8 of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. Accordingly, the Parties to this Agreement acknowledge and hereby (a) agree that, in the event of any breach or threatened breach by Seller or Purchaser or any of their Affiliates of Sections 5.1, 5.5 or 5.8 of this Agreement, Seller or Purchaser, as the case may be, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of such Sections by the other Party, and to specifically enforce the terms and provisions of such Sections to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Party under this Agreement, and (b) waive any requirement for (i) security or the posting of any bond in connection with any such remedy, (ii) showing actual damages and (iii) showing that monetary damages are an inadequate remedy. The Parties further agree that by seeking the remedies provided for in this Section 9.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, including, but not limited to, monetary damages.

9.10 Severability. Without limiting Section 5.5(c), if any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any Party to this Agreement of the benefit of the bargain.

9.11 Fees and Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement and the Seller will bear the Seller Transaction Expenses.

9.12 Cooperation. The Parties agree to use their respective commercially reasonable efforts to cooperate with requests from the other Parties in connection with this Agreement and otherwise.

9.13 Maintenance of Books and Records. For seven years following the Closing: (a) the Purchaser shall retain the Company’s records, as they exist as of the Closing and (b) upon the Seller’s reasonable request, the Purchaser shall provide to the Seller, or make available to the Seller for viewing and copying, records and information which are reasonably relevant to any proceeding or other matter and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that in each case such access does not unreasonably interfere with the conduct of the business of the Purchaser or its Affiliates; provided, however, that the Purchaser and the Company shall have the ability to delete any electronic mail following the three year anniversary of the date of such electronic mail so long as it is not subject to a litigation hold at that time. For seven years following the Closing: (a) the Seller shall, and shall cause its Affiliates to, retain records relating to the Company, its Subsidiaries or the Business, as they exist as of the Closing and (b) upon the Purchaser’s reasonable request, the Seller shall provide to the Purchaser, or make available to the Purchaser for viewing and copying, records and information which are reasonably relevant to any proceeding or other matter and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that in each case such access does not unreasonably interfere with the conduct of the business of the Seller or its Affiliates; provided, however, that the Seller shall have the ability to delete any electronic mail following the three year anniversary of the date of such electronic mail so long as it is not subject to a litigation hold at that time. Notwithstanding the foregoing, (a) the covenants contained in this Section 9.13 shall only apply to paper records and shall not apply to records maintained solely in electronic format, (b) nothing herein shall require any party to disclose information (i) if such disclosure would jeopardize attorney-client or other legal privilege or contravene applicable law or (ii) in the event such information relates to any matter which is the subject of a dispute or Legal Proceeding involving the Parties, in which case the applicable rules of discovery shall apply, (c) records required to be maintained pursuant to this Section may be destroyed in accordance with the regular document-retention policies of the Company or the Seller, as the case may be, as in effect prior to the Closing, and (d) records required to be maintained pursuant to this may be destroyed other than pursuant to the regular document-retention policies of the Company or the Seller, as the case may be, as in effect prior to the Closing, provided that the Party proposing to destroy such records shall first give written notice to the other Party of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed. The Party receiving such notice shall thereupon have 30 days following such notice to object and to agree in writing to take possession of the records proposed for destruction. Upon receipt of such objection/agreement, the Party proposing to destroy the records in question shall transfer the records to the objecting Party, who shall be responsible for payment of all reasonable shipping and other expenses in connection therewith.

9.14 Counterparts. This Agreement and the Transaction Documents may be executed in one or more counterparts and may be delivered by electronic transmission, including facsimile or e-mail of an image file, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each Party to this Agreement and delivered to the other Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized representatives as of the date first written above.

RCM ACQUISITION, INC.

By:	/s/ Grant Patrick
Name: Grant Patrick
Title: Vice President and Secretary

KFORCE INC.

By:	/s/ David M. Kelly
Name: David M. Kelly
Title: Chief Financial & Administrative Office and Secretary